Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement dated January 20, 2017 is made among:

TUCOWS.COM CO.

TING FIBER, INC.

TING INC.

TUCOWS (DELAWARE) INC. and

TUCOWS (EMERALD), LLC

(as Borrowers)

- and -

TUCOWS INC.

(as a Guarantor)

- and -

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

(as Lenders)

- and -

BANK OF MONTREAL

as Administrative Agent

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE I - INTERPRETATION

1.01	Definitions

In this Agreement, the words and phrases set out in the CBA Model Provisions (as hereinafter defined) shall have the respective meanings set forth therein. In addition, the following words and phrases shall have the respective meanings set forth below:

"2016 Credit Agreement" means the credit agreement made among the Credit Parties, the Agent and the lenders party thereto dated August 18, 2016.

“Acceleration Date” means the earlier of: (i) the occurrence of an Insolvency Event; and (ii) the delivery by the Agent to the Borrowers of a written notice that the Obligations are immediately due and payable, following the occurrence and during the continuation of an Event of Default other than an Insolvency Event.

“Acquireco” means Tucows (Emerald), LLC, a limited liability company formed under the laws of Delaware, which will acquire all of the issued and outstanding shares of eNom.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of Tucows Inc., or (c) an amalgamation, plan of arrangement, merger or consolidation or any other combination with another Person.

“Advance” means an extension of credit by one or more of the Lenders to any Borrower pursuant to this Agreement, including for greater certainty an extension of credit in the form of a Loan, an Overdraft, a Bankers’ Acceptance, a BA Equivalent Loan or a Letter of Credit.

“Affiliate” is defined in the CBA Model Provisions;

“Agent” means BMO in its capacity as the administrative agent hereunder, and its successors in such capacity.

“Agreement” means this amended and restated credit agreement (including the exhibits and schedules) as it may be amended, supplemented, replaced or restated from time to time; and each reference herein to “this Agreement”, “the date hereof”, “the date of this Agreement” and similar references are references to this amended and restated credit agreement and not to the 2016 Credit Agreement.

“Amendment Closing Date” means the date on which all conditions precedent listed in Section 11.01 herein have been satisfied, as confirmed by the Agent to the Borrowers in writing.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere, including any guidelines or orders thereunder.

“Annual Business Plan” means a business plan in respect of the Companies for a Fiscal Year, in form and substance satisfactory to the Agent and the Lenders and disclosing all assumptions made in the formulation thereof, which shall include a detailed Capital Expenditure budget and projections on a quarterly basis in respect of revenue, expenses, cashflow, balance sheet items and compliance with all financial covenants in Section 9.03 herein.

“Applicable Law” is defined in the CBA Model Provisions.

“Applicable Margin” means, in respect of any Availment Option and in respect of any Fiscal Quarter, the percentage in the column relating to such Availment Option in the following table which corresponds to the Total Funded Debt to EBITDA Ratio in respect of such Fiscal Quarter described in the first column, which percentage shall be subject to adjustment from time to time as provided in Section 7.01(d); provided that from and after the eNom Closing Date until the Interim Financial Statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2017 are received by the Agent in accordance with Section 9.04(b), the Applicable Margin for each Availment Option shall be based on the pro forma covenant calculations submitted immediately prior to the eNom Closing Date:

Total Funded Debt to EBITDA Ratio	Applicable Margin for Canadian Prime Rate Loans, U.S. Base Rate Loans, U.S. Prime Rate Loans and Overdrafts	Applicable Margin for Bankers' Acceptances, BA Equivalent Loans, LIBOR Loans and Letters of Credit	Applicable Margin for Standby Fee
less than 1.00:1	0.75%	2.00%	0.40%
equal or greater than 1.00:1, but less than 2.00:1	1.00%	2.25%	0.45%
equal or greater than 2.00:1, but less than 2.25:1	1.50%	2.75%	0.55%
equal or greater than 2.25:1	2.00%	3.25%	0.65%

“Associate” has the meaning ascribed thereto in the CBCA.

“Availment Option” means a method of borrowing which is available to a Borrower as provided herein.

“BA Equivalent Loan” means an Advance in Canadian Dollars made by a Non-BA Lender to a Borrower in respect of which such Borrower has issued a BA Equivalent Note.

“BA Equivalent Note” means a promissory note payable by a Borrower to a Non-BA Lender in the form of Exhibit “H” attached hereto.

“BA Lender” means a Lender identified in Exhibit “A” attached hereto as a Lender which will accept Bankers’ Acceptances hereunder.

“Bankers’ Acceptance” means a bill of exchange or a blank non-interest bearing depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by a Canadian Borrower and accepted by a BA Lender in respect of which such Canadian Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or such BA Lender) upon maturity.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“BMO” means Bank of Montreal and its successors and permitted assigns.

“Borrowers” means Tucows.com Co., Ting Fiber Inc., Ting Inc., Tucows (Delaware) Inc. and Acquireco; and “Borrower” means any of them as the context requires.

“Business Day” means any day on which the Agent is open for over-the-counter business in Toronto, Ontario, excluding Saturday, Sunday and any other day that is a statutory holiday in Toronto, Ontario; provided further that (i) with respect to U.S. Base Rate Loans and U.S. Prime Rate Loans, "Business Day" shall also exclude any day that the Agent is not open for over-the-counter business in New York, New York, and (ii) with respect to LIBOR Loans, "Business Day" shall also exclude any day on which the Agent is not open for over-the-counter business in New York, New York and any day on which dealings in U.S. Dollar deposits are not conducted by and between banks in the London interbank Eurodollar market.

“Canadian Borrower” means a Borrower which is incorporated under the laws of Canada or a province or territory thereof (for greater certainty, the only Canadian Borrower as at the date of this agreement being Tucows.com Co.).

“Canadian Companies” means Tucows.com Co. and all other Companies from time to time which are incorporated under the laws of Canada or a province or territory thereof.

“Canadian Prime Rate” means the greater of the following: (i) the rate of interest announced from time to time by the Agent as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its customers in Canada and designated as its prime rate; and (ii) the thirty (30) day CDOR Rate plus one percent (1.0%) per annum.

“Canadian Prime Rate Loan” means a loan made by a Lender to a Canadian Borrower in Canadian Dollars in respect of which interest is determined by reference to the Canadian Prime Rate, but excluding Advances in the form of Overdrafts and BA Equivalent Loans.

“Canadian Dollars” or “CDN$” means the lawful money of Canada.

“Capital Expenditures” means expenditures made directly or indirectly which are considered to be in respect of the acquisition or leasing of capital assets in accordance with GAAP, including the acquisition or improvement of Land, plant, machinery or equipment, whether fixed or removable.

“Capital Lease” means a lease of assets which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

"Cash Available for Capital Expenditures and Share Repurchases" for the purposes of determining the Fixed Charge Coverage Ratio at any time during a Fiscal Year, means (i) in the Fiscal Year ending December 31, 2016, Three Million Seven Hundred Thousand Dollars ($3,700,000) (for the avoidance of doubt, being the amount of cash on hand above a minimum cash balance of at least Four Million Dollars ($4,000,000) as at December 31, 2015) less the portion thereof previously used by the Companies in such Fiscal Year to finance Capital Expenditures and Share Repurchases and so confirmed in writing by Tucows Inc. to the Agent; and (ii) in each subsequent Fiscal Year, such amount (if any) as may be designated by the Required Lenders in their discretion from time to time and advised in writing by the Agent to Tucows Inc., less the portion thereof previously used by the Companies in such Fiscal Year to finance Capital Expenditures and Share Repurchases and so confirmed in writing by Tucows Inc. to the Agent.

“Cash Taxes” in respect of any fiscal period means all amounts actually paid in cash by the Companies in such fiscal period in respect of income and capital taxes.

“CBA Model Provisions” means the model credit agreement provisions attached hereto as Exhibit “I”, which have been revised under the direction of the Canadian Bankers’ Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc.

“CBCA” means the Canada Business Corporations Act.

“CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers’ acceptances for the relevant period displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 A.M. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 10:00 A.M. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest with notice of such adjustment in reasonable detail evidencing the basis for such determination being concurrently provided to the Borrower); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the average of the rates applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted for customers in Canada by the Agent as of 10:00 A.M. Toronto, Ontario local time on such day; or if such day is not a Business Day, then on the immediately preceding Business Day; and provided further that the CDOR Rate shall not be less than zero.

“Collateral” means all property, assets and undertaking of the Secured Companies or any other Person encumbered by the Security, and all proceeds of the foregoing.

“Commitment” means, in respect of any Lender, such Lender’s commitment to make Advances to the Borrowers under all Facilities (or if required by the context, under any Facility or Tranche).

“Companies” means Tucows Inc., the Borrowers and all of their respective present and future Subsidiaries, specifically including the eNom Companies from and after the eNom Closing Date.

“Compliance Certificate” means a certificate delivered by a Senior Officer to the Agent in the form of Exhibit “F”.

“Control” is defined in the CBA Model Provisions.

“Controlled Group” in respect of any corporation incorporated in the United States means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such or any of its Subsidiaries, are treated as a single employer under Section 414 of the Revenue Code.

“Conversion” means the substitution of one Availment Option for another, and does not constitute a fresh or new Advance.

“Conversion Notice” means a notice substantially in the form of Exhibit “D” given by a Borrower to the Agent for the purposes of requesting a Conversion.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Tucows Inc. and the Borrowers; and “Credit Party” means any of them as the context requires.

“Currency Hedging Agreements” means agreements for the purpose of hedging currency risk, including currency exchange agreements and foreign exchange forward contracts.

“Default” is defined in the CBA Model Provisions.

“Distribution” means any amount paid to or on behalf of the employees, directors, officers, shareholders, partners or unitholders of any of the Companies, or to any Related Person thereto, by way of salary, bonus, commission, management fees, directors' fees, dividends, redemption of shares, distribution of profits or otherwise, and whether payments are made to such Persons in their capacity as shareholders, partners, unitholders, directors, officers, employees, owners or creditors of any of the Companies or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any of the Companies; provided however that the payment of salaries, bonuses and commissions from time to time to the officers and employees of the Companies, and the payment of directors' fees to the directors of the Companies, in each case in the ordinary course of business and at reasonable levels, shall not be considered Distributions.

“Domain Name” means all right, title and interest (and all related IP Ancillary Rights) in an internet domain name.

“Domain Purchase” means an acquisition by a Secured Company of one or more Domain Names.

“Draw Request” means a notice in the form of Exhibit “B” given by a Borrower to the Agent for the purpose of requesting an Advance.

“EBITDA” means, in respect of any fiscal period, without duplication (A) the consolidated net income of Tucows Inc. in such fiscal period determined without including or deducting (i) unrealized gains or losses arising from Hedging Agreements and other foreign currency transactions; (ii) gains or losses arising from or in connection with any sale or other disposition of assets outside the ordinary course of business; or (iii) gains or losses arising from or in connection with any revaluation of assets; plus (B) the following amounts (to the extent such amounts were deducted in determining such consolidated net income): Interest, income taxes, capital taxes, depreciation, amortization, stock based compensation, non-cash charges relating to the impairment of goodwill and other intangible assets, net deferred revenue (which, for purposes of clarity, comprises the change in deferred revenue, net of prepaid domain name registry and other internet service fees, to reflect the amount of cash collected and paid for domain registrations and other Internet services at the time of activation), and any other non-cash expenses and extraordinary, unusual or non-recurring expenses approved in writing by the Required Lenders in their discretion (but specifically including non-recurring professional fees and expenses relating to the establishment or restructuring of the Facilities); all determined in accordance with GAAP; provided that:

●

in respect of each corporation which has become a Subsidiary of Tucows Inc. in such fiscal period, EBITDA shall be determined as if such corporation had been a Subsidiary of Tucows Inc. during the entire fiscal period; and

●

in respect of each corporation which has ceased to be a Subsidiary of Tucows Inc. in such fiscal period, EBITDA shall be determined as if such corporation had not been a Subsidiary of Tucows Inc. during the entire fiscal period.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the United States Securities and Exchange Commission.

“eNom” means eNom, Incorporated, a corporation incorporated under the laws of Nevada.

“eNom Closing Date” means the date of completion of the eNom Purchase Transaction.

“eNom Companies” means eNom and all of its present and future Subsidiaries.

“eNom EBITDA” means, in respect of any fiscal period of eNom, the earnings of the eNom Companies before deduction of interest, taxes, depreciation and amortization determined in the same manner as EBITDA, plus (without duplication) the following expenses allocated to the eNom Companies by the eNom Vendor Parties in such fiscal period (to the extent such expenses were deducted in determining such earnings): personnel costs, facilities and telecom costs, professional service fees, travel and entertainment costs, Taxes and board of directors fees; and the parties furthermore acknowledge and agree that eNom EBITDA in each fiscal quarter noted below shall be deemed to be as follows:

●	$4,779,174 for the fiscal quarter ended December 31, 2015;

●	$3,795,707 for the fiscal quarter ended March 31, 2016;

●	$4,082,429 for the fiscal quarter ended June 30, 2016; and

●	$3,774,917 for the fiscal quarter ended September 30, 2016.

“eNom Purchase Agreement” means the share purchase agreement made between the eNom Purchaser Parties and the eNom Vendor Parties dated January 20, 2017 providing for the acquisition of the eNom Shares by Acquireco, specifically including for greater certainty all exhibits, schedules and other attachments thereto and all disclosure letters referred to therein.

“eNom Purchase Documents” means the eNom Purchase Agreement and all other agreements, documents, instruments and assurances required or contemplated therein, specifically including employment, consulting, non-competition, confidentiality and transition services agreements.

“eNom Purchase Transaction” means the purchase of the eNom Shares by Acquireco pursuant to the eNom Purchase Agreement and all other transactions contemplated therein.

“eNom Purchaser Parties” means Tucows Inc. and Acquireco.

“eNom Secured Companies” means eNom and all other eNom Companies which may from time to time hereafter be designated as Secured Companies pursuant to this Agreement.

“eNom Shares” means all of the issued and outstanding shares in the capital of eNom.

“eNom Vendor Parties” means Rightside Group, Ltd. and its wholly-owned Subsidiary Rightside Operating Co.

“Equity Interest” means any share, interest, participation or other right to participate in the voting or equity ownership of a corporation and any equivalent ownership interest in any Person that is not a corporation, including any partnership or membership interest, and any warrant, option or other right which is exchangeable or convertible into any of the foregoing.

“Equivalent Amount” means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency, determined by reference to the applicable Exchange Rate at the time of such determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 (United States) as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof.

“Event of Default” is defined in Section 12.01.

“Excess Cash Flow” in respect of any Fiscal Year means EBITDA in such Fiscal Year, less the aggregate of the following amounts (without duplication):

(a)	Cash Taxes in respect of such Fiscal Year;

(b)	Unfunded Capital Expenditures paid during such Fiscal Year, to the extent incurred in compliance with Section 9.02(f);

(c)	Interest paid in cash during such Fiscal Year in respect of Permitted Funded Debt (except the portion of any such Interest which constitutes a Distribution); and

(d)	scheduled principal payments paid during such Fiscal Year in respect of Permitted Funded Debt (except the portion of any such principal payments which constitute Distributions);

For greater certainty, Excess Cash Flow shall not be reduced by cash used to finance Permitted Acquisitions.

“Excess Cash Flow Certificate” means a certificate delivered by a Senior Officer of Tucows Inc. to the Agent in the form of Exhibit “G”.

“Exchange Rate” means, on the date of determination of any amount of Canadian Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, the spot rate of exchange for converting Canadian Dollars into such other currency or vice-versa, as the case may be, established by the Bank of Canada at approximately noon (Toronto time) on the first Business Day of the month in which such conversion is required.

“Facilities” means Facility A, Facility B, Facility C and Facility D; and “Facility” means any one of them as the context requires.

“Facilities Initial Establishment Date” means August 18, 2016.

“Facility A” is defined in Section 2.01(a).

“Facility A Lenders” means those Lenders which have issued Commitments to extend credit under Facility A.

“Facility A Limit” means Five Million Dollars ($5,000,000).

“Facility B” is defined in Section 3.01(a).

“Facility B Lenders” means those Lenders which have issued Commitments to extend credit under Facility B.

“Facility B Limit” means Fifteen Million Dollars ($15,000,000).

“Facility C” is defined in Section 4.01(a).

“Facility C Lenders” means those Lenders which have issued Commitments to extend credit under Facility C.

“Facility C Limit” means, at any time, Thirty-Five Million Dollars ($35,000,000) less the aggregate amount of Repayments made under Facility C prior to such time.

“Facility D” is defined in Section 5.01.

“Facility D Lenders” means those Lenders which have issued Commitments to extend credit under Facility D.

“Facility D Limit” means, at any time, Eighty-Five Million Dollars ($85,000,000) less the aggregate amount of Repayments made under Facility D prior to such time.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent) of the per annum interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published in respect of such day on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it; and provided further that the Federal Funds Rate shall not be less than zero.

“First-Ranking Security Interest” in respect of any Collateral means a Lien in such Collateral which is registered where necessary or desirable to record and perfect the charges contained therein (to the extent that such charges are capable of perfection under Applicable Law) and which ranks in priority to all other Liens in such Collateral except for any Permitted Liens which may have priority in accordance with Applicable Law.

“Fiscal Quarter” means a fiscal quarter of Tucows Inc., ending on the last days of March, June, September, and December in each year.

“Fiscal Year” means a fiscal year of Tucows Inc., ending on the last day of December in each year.

“Fixed Charge Coverage Ratio” means, in respect of any Fiscal Quarter, the ratio of: (i) EBITDA in the fiscal period comprised of such Fiscal Quarter and the immediately preceding three Fiscal Quarters, less the aggregate of all amounts paid by the Companies in such fiscal period in respect of Unfunded Capital Expenditures, Unfunded Share Repurchases, Cash Taxes and Distributions; to (ii) Funded Debt Service in respect of such fiscal period.

“FTTH Capital Expenditures” means Capital Expenditures with respect to the build out and deployment of the Borrowers’ “Fiber to the Home” program in existing and new markets.  Capital Expenditures are recorded at historical cost, and for self -constructed fiber and related assets, will include materials, direct labour and applicable overhead costs.

“Funded Debt” in respect of any Person means obligations of such Person which are considered to constitute debt in accordance with GAAP, including indebtedness for borrowed money (in the case of the Borrowers, specifically including the Outstanding Advances), Subordinated Debt, obligations secured by Purchase-Money Security Interests, obligations under Capital Leases, capitalized interest, and the redemption price of any securities issued by such Person having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder); but excluding the following: accounts payable, future income taxes (both current and long-term) and obligations under Hedging Agreements which have not yet become due and payable; plus, in the case of the Companies, the T-Mobile Liability.

“Funded Debt Service” means, in respect of any fiscal period, without duplication: (i) the aggregate amount of Interest paid or payable in respect of the Funded Debt of Tucows Inc. on a consolidated basis in respect of such fiscal period (but for greater certainty, excluding any Interest which is capitalized and not paid or payable during such fiscal period); plus (ii) the aggregate amount of scheduled principal payments and scheduled Capital Lease payments paid or payable in respect of the Funded Debt of Tucows Inc. on a consolidated basis in respect of such fiscal period, except the portion of any final payment due in respect of such Funded Debt which constitutes a “balloon payment” and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease.

“GAAP” means generally accepted accounting principles in the United States, as approved by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Authority” is defined in the CBA Model Provisions.

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument.

“Hazardous Materials” means any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; and without restricting the generality of the foregoing, including any pollutant, contaminant, waste, hazardous waste or dangerous goods that is regulated by any Requirements of Environmental Law or that is designated, classified, listed or defined as hazardous, toxic, radioactive or dangerous or as a contaminant, pollutant or waste by any Requirements of Environmental Law.

“Hedging Agreements” means Interest Rate Hedging Agreements and Currency Hedging Agreements.

“Hedging Obligations” means all obligations of the Borrowers to the Lenders pursuant to or arising in connection with Hedging Agreements made between the Borrowers and any Lenders.

“Indemnitees” means the Lenders, the Agent and their respective successors and permitted assigns hereunder, any agent of any of them (specifically including a receiver or receiver-manager) and the respective officers, directors and employees of the foregoing.

“Insolvency Event” means, in respect of any Person:

●

such Person ceases to carry on its business; or commits an act of bankruptcy or becomes insolvent (as such terms are used in the BIA); or makes an assignment for the benefit of creditors, files a petition in bankruptcy, makes a proposal or commences a proceeding under Insolvency Legislation; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation; or takes any corporate action for the purpose of effecting any of the foregoing; or

●

any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking appointment of a receiver, trustee, custodian or other similar official for it or any of its property or assets; unless (i) such Person is diligently defending such proceeding in good faith and on reasonable grounds; and (ii) such proceeding does not materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States).

“Intellectual Property” means all rights, title and interests in intellectual property and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, plant breeders’ rights and rights under IP Licenses.

“Interest” means interest on loans, stamping fees in respect of bankers' acceptances, the difference between the proceeds received by the issuers of bankers' acceptances and the amounts payable upon the maturity thereof, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but for greater certainty “Interest” shall not include capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of the Facilities.

“Interest Rate Hedging Agreements” means agreements for the purpose of hedging interest rate risk, including interest rate exchange agreements (commonly known as “interest rate swaps”) and forward rate agreements; and for greater certainty, including interest rate exchange agreements in U.S. Dollars (commonly known as “cross-currency swaps”).

“Interim Financial Statements” in respect of any Fiscal Quarter means the unaudited financial statements of Tucows Inc. on a consolidated and unconsolidated basis in respect of such Fiscal Quarter (and also on a year-to-date basis in respect of such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year), including management’s discussion and analysis with respect thereto in the form disclosed on EDGAR and SEDAR.

“Investment” means: (i) an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party); (ii) a contribution of capital; (iii) the acquisition or holding of common or preferred shares, debt obligations, partnership interests and interests in joint ventures; and (iv) the acquisition of all or substantially all of the assets used in connection with a business; provided however that if a transaction would constitute a “Capital Expenditure” as defined herein and would also constitute an “Investment” as defined herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

“Issuing Bank” means BMO.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, includes in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“Land” means real property (including a leasehold interest in land) and all buildings, improvements, fixtures and plant situated thereon.

“Landlord Agreement” means an agreement in form and substance satisfactory to the Agent given by the landlord of a Material Leased Property in favour of the Agent, which shall include the following provisions (except to the extent otherwise agreed by the Agent in its discretion): such landlord consents to the granting of a security interest in the lease by the Company which is a tenant thereunder in favour of the Agent, agrees to give written notice to the Agent in respect of and a reasonable opportunity to cure any default before terminating the lease, and agrees to waive (or subordinate and defer the enforcement of) its rights and remedies and any security it may hold in respect of any assets owned by such Company located on such Material Leased Property or affixed to such Material Leased Property which the tenant is entitled to remove under Applicable Law or pursuant to the terms of the lease.

“Lenders” means the lenders identified in Exhibit “A” attached hereto and any other Persons which may from time to time become lenders pursuant to this Agreement; and their respective successors and permitted assigns; and “Lender” means any of them as the context requires.

"Lender-Related Distress Event" means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (such Lender and each such Person being individually referred to in this definition as a "distressed person"), (i) the commencement of a voluntary or involuntary proceeding with respect to such distressed person under any Insolvency Legislation, (ii) the appointment of a custodian, conservator, receiver or similar official in respect of such distressed person or any substantial part of its assets, (iii) a forced liquidation, merger, sale or other change of Control of such distressed person supported in whole or in part by Guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control of such distressed person by any Governmental Authority), or (iv) such distressed person makes a general assignment for the benefit of its creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such distressed person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Lending Office” in respect of any Lender means the office of such Lender designated by it from time to time as the office from which it will make Advances hereunder.

“Letter of Credit” means a stand-by letter of guarantee or documentary letter of credit issued by the Swingline Lender under the Swingline, or by the Issuing Bank under Tranche A-1, and for greater certainty includes a Syndicated Letter of Credit.

"LIBO Rate" or "LIBOR" means, with respect to any LIBOR Period for any Libor Loan, the rate listed on the page of the Reuters Libor01 screen (or any successor thereto as may be selected by the Agent), applicable to the relevant LIBOR Period, at which deposits in U.S. Dollars are offered to financial institutions in the London interbank market at 11:00 a.m. (London local time) on the date two (2) Business Days in advance of the commencement of the applicable LIBOR Period; provided that if the Reuters Libor01 screen, including any successor or similar service is not available, “LIBO Rate” or “LIBOR” shall mean the rate at which the Agent, in accordance with its normal practice, has offered on such date (or if no such offer has been made on such date, would be prepared to offer) to leading banks in the London interbank market for delivery by the Agent on the first day of the applicable LIBOR Period for a period equal to the number of days in such LIBOR Period, deposits in U.S. Dollars of amounts comparable to the principal amount of such Libor Loan to be outstanding during such LIBOR Period; provided that Libor shall not be less than zero.

"LIBOR Loan" means a loan that bears interest at a rate determined with reference to LIBOR.

"LIBOR Period" means, with respect to any LIBOR Loan, the period commencing on the date on which such LIBOR Loan is advanced or continued or another Loan is converted into such LIBOR Loan, as applicable, and ending on the date that is one, two or three months thereafter (subject to availability), as selected by the Borrower in its Draw Request; provided that:

(a)

any LIBOR Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another month, in which case such LIBOR Period shall end on the immediately preceding Business Day;

(b)

any LIBOR Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such LIBOR Period) shall end on the last Business Day of the month at the end of such LIBOR Period; and

(c)	no LIBOR Period shall extend beyond the Maturity Date.

“Lien” means: (i) a lien, charge, mortgage, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) a garnishment; (iv) any other encumbrance of any kind; and (v) any commitment or agreement to enter into or grant any of the foregoing.

“Loan” means a Canadian Prime Rate Loan, a U.S. Base Rate Loan, a U.S. Prime Rate Loan or a LIBOR Loan.

“Loan Documents” means this Agreement, the Security and all other agreements, documents and instruments required or contemplated herein to be provided by the Secured Companies and other Persons in favour of the Agent and the Lenders.

“MasterCard Line” means a line of credit in the maximum principal amount of One Million Dollars ($1,000,000) which BMO in its sole discretion may establish for the Borrowers from time to time in respect of credit cards issued by BMO to the Companies’ employees for corporate purposes, including purchasing supplies and funding miscellaneous business expenses.

“Material Adverse Change” means any change or event which: (i) constitutes a material adverse change in the business, operations, condition (financial or otherwise) or properties of the Companies on a consolidated basis; (ii) is reasonably likely to materially impair the ability of the Companies (taken as a whole) to timely and fully perform their obligations under the Loan Documents; or (iii) is reasonably likely to materially impair the ability of the Agent or the Lenders to enforce their rights and remedies under this Agreement or the Security.

“Material Agreement” means an agreement made between a Company and another Person which if terminated would result, or would have a reasonable likelihood of resulting, in an Event of Default or Material Adverse Change, specifically including, as at the date of this Agreement, each agreement listed in Schedule 8.01(n).

“Material Leases” means the leases relating to the Material Leased Properties.

“Material Leased Properties” means all Land leased by the Companies as tenants from time to time which if terminated would result, or would have a reasonable likelihood of resulting, in an Event of Default or Material Adverse Change, specifically including as at the date of this Agreement the Land described in Schedule 8.01(k) attached hereto.

“Material Permit” means a licence, permit, approval, registration or qualification granted to or held by a Company which if terminated would result, or would have a reasonable likelihood of resulting, in an Event of Default or Material Adverse Change; specifically including, as at the date of this Agreement, each licence, permit, approval, registration or qualification listed in Schedule 8.01(h).

“Maturity Date” means the earlier of (i) the date which is four (4) years after the Amendment Closing Date; and (ii) February 1, 2021.

“Minor Title Defects” in respect of any parcel of Land means encroachments, restrictions, easements, rights-of-way, servitudes and defects or irregularities in the title to such Land which are of a minor nature and which, in the aggregate, will not materially impair the use of such Land for the purposes for which such Land is held by the owner thereof.

“Multiemployer Plan” means a Pension Plan covering employees of a U.S. Company that is described in Section 4001(a)(3) of ERISA to which any U.S. Company or ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Non-BA Lender” means a Lender identified in Exhibit “A” attached hereto as a Lender which will make BA Equivalent Loans instead of accepting Bankers’ Acceptances hereunder.

“Non-Funding Lender” means any Lender (i) that has failed to fund any payment or Advance required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents, or (ii) that has given verbal or written notice to the Borrower, the Agent or any other Lender, or has otherwise publicly announced, that it believes that it may be unable to fund advances under one or more credit agreements to which it is a party, or (iii) with respect to which one or more Lender-Related Distress Events has occurred, or (iv) with respect to which the Agent believes, acting reasonably, that such Lender has defaulted or may default in fulfilling its obligations (whether as an agent, lender or letter of credit issuer) under one or more other credit agreements to which it is a party, or (v) with respect to which the Agent believes, acting reasonably, that there is a reasonable chance that such Lender will fail to fund any payment or Advance required to be made hereunder.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Obligations” means, at any time and without duplication: (i) all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Companies to the Agent and the Lenders (or if the context requires, to any Lender) under or in connection with this Agreement and the Loan Documents (specifically including for greater certainty all Guarantees provided hereunder) at such time, specifically including the Outstanding Advances, all accrued and unpaid Interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Loan Documents; plus (ii) indebtedness outstanding under the MasterCard Line (if any) at such time; plus (iii) the Hedging Obligations (if any) at such time; plus (v) any obligations under Service Agreements at such time; provided that if otherwise specified or required by the context, “Obligations” shall mean any portion of the foregoing.

“Outstanding Advances” means, at any time, the aggregate of all obligations of the Borrowers to the Lenders (or if the context requires, to any Lender) in respect of all Advances made under the Facilities (or if the context requires, under any Facility or any Tranche) which have not been repaid or satisfied at such time, determined as follows: (i) in the case of Overdrafts in Canadian Dollars and Canadian Prime Rate Loans, the Equivalent Amount expressed in United States Dollars; (ii) in the case of Bankers’ Acceptances and BA Equivalent Notes, the Equivalent Amount of the face amount thereof expressed in United States Dollars; and (iii) in the case of Overdrafts in U.S. Dollars, U.S. Base Rate Loans, U.S. Prime Rate Loans and LIBOR Loans, the principal amount thereof.

“Overdraft” means indebtedness of any Borrower to the Swingline Lender arising in connection with all amounts debited to all accounts established by such Borrower with the Swingline Lender pursuant to the Swingline, including without limitation all cheques, transfers, withdrawals, Interest, costs, charges and fees debited to such accounts.

“Owned Properties” means all Land owned by the Companies from time to time.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in or relating to patents and applications therefor.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means (i) a “pension plan” or “plan” which is subject to the funding requirements of applicable pension benefits legislation in any jurisdiction of Canada or the United States and is applicable to employees of any Company resident in Canada or the United States; or (ii) any pension benefit plan or similar arrangement applicable to employees of any Company.

“Permitted Acquisition” means an Acquisition of Equity Interests in a Person (referred to herein as a “share purchase”), or an Acquisition of assets of a Person (referred to herein as an “asset purchase”), in either case if all of the following criteria are satisfied (except to the extent as may be otherwise agreed in writing by the Required Lenders in their discretion):

●	the Required Lenders in their discretion shall have provided their prior written consent to such Acquisition after conducting such due diligence they may consider appropriate in the circumstances (for greater certainty, specifically including the terms and conditions of the purchase agreement and due diligence in respect of financial matters including projections for the subsequent five (5) years and the capital expense budget, material contracts, the corporate and capital structure of such Person, key management, and business, environmental, regulatory, tax and legal matters, and Tucows Inc. shall provide all information requested by the Required Lenders in connection with such due diligence at least ten (10) Business Days prior to the proposed completion of such Acquisition); provided however that the prior written consent of the Required Lenders shall not be required in connection with an Acquisition (hereinafter referred to as a “small Acquisition”) if (i) all other criteria listed in this definition are satisfied in respect of such Acquisition; (ii) the purchase price for such Acquisition plus the amount of any Funded Debt assumed in connection therewith does not exceed One Million Dollars ($1,000,000); and (iii) the aggregate purchase price for such Acquisition and all other small Acquisitions previously completed in the same Fiscal Year plus the amount of all Funded Debt assumed in connection therewith does not exceed Two Million Dollars ($2,000,000);

●	such Person is engaged in a business similar to one or more of the businesses conducted by the Borrowers as at the date of this Agreement;

●	the Acquisition does not involve a hostile or unsolicited take-over;

●

the Acquisition shall be accretive to EBITDA on a twelve month pro forma prospective basis, after giving effect to (i) normalization adjustments and (ii) pro forma synergies reasonably expected to result from such Acquisition, in each case as may be advised by Tucows Inc. and approved by the Required Lenders;

●	in the case of a share purchase, immediately thereafter such Person will be a wholly-owned Subsidiary of Tucows Inc.;

●

in the case of a share purchase (i) upon the completion of such Acquisition all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) of such Person shall be repaid and the holders of all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall provide an undertaking to release and discharge such Liens within thirty (30) days thereafter; and (ii) within thirty (30) days following the completion of such Acquisition all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall be released and discharged and such Person shall provide a Guarantee and all other Security required herein to be provided by a Subsidiary of Tucows Inc. hereunder (including registrations, searches, legal opinions and ancillary documentation);

●

in the case of an asset purchase (i) the Required Lenders shall have received satisfactory evidence that the requirements of the Bulk Sales Act (Ontario) or any similar applicable legislation shall be satisfied; (ii) upon the completion of such Acquisition all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) secured by the acquired assets shall be repaid and the holders of all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall provide an undertaking to release and discharge such Liens within thirty (30) days thereafter; and (iii) within thirty (30) days following the completion of such Acquisition all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall be released and discharged and all Security required herein to be provided to the Agent in respect of such assets (including registrations, searches, legal opinions and ancillary documentation) shall be provided;

●

the Acquisition does not involve the assumption of any material environmental liabilities, and all representations and warranties contained herein with respect to environmental matters shall be true and correct both immediately before and immediately after such Acquisition; and if as a result of the Acquisition any Company will acquire ownership of any Land, Tucows Inc. shall have provided an environmental questionnaire in form and substance satisfactory to the Agent in respect of such Land which evidences compliance with all such representations and warranties;

●

Tucows Inc. and the Borrowers are in compliance with all covenants and representations and warranties in all material respects under this Agreement and will remain in compliance after giving effect to such Acquisition; and no Default or Event of Default shall have occurred and be continuing or would result from the completion of such Acquisition;

●

if any Company proposes to incur Subordinated Debt to finance all or any portion of such Acquisition, the terms and conditions of such Subordinated Debt shall be satisfactory to the Required Lenders, and the holder(s) of such Subordinated Debt shall enter into a subordination and postponement agreement with the Agent containing terms and conditions contemplated in the definition of “Subordinated Debt” herein;

and provided further that if any such transaction would constitute both a Capital Expenditure and a Permitted Acquisition, it shall be deemed to constitute a Permitted Acquisition and not a Capital Expenditure.

“Permitted Funded Debt” means, without duplication: (i) the Outstanding Advances; (ii) indebtedness of a Borrower to the holders of Bankers' Acceptances (and for greater certainty, such Borrower's contingent obligation to each Lender which has accepted a Bankers' Acceptance comprises part of the Outstanding Advances); (iii) indebtedness of any Company to another Company; (iv) Subordinated Debt; (v) Funded Debt of the Companies secured by Permitted Liens; (vi) the T-Mobile Liability; and (vii) obligations under any Guarantees which are considered to constitute Funded Debt, but only to the extent such Guarantees are permitted pursuant to this Agreement.

“Permitted Liens” means:

(a)	Statutory Liens in respect of any amount which is not at the time overdue;

(b)	Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP;

(c)

Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given under leases not in excess of six (6) months' rent;

(d)

any obligations or duties affecting any Land due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Land under government permits, leases or other grants in good standing; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(e)

Liens incurred or deposits of cash made or pledged to secure obligations under workers' compensation legislation or similar legislation, or in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, and warehousemen's, storers', repairers', carriers' and other similar Liens and deposits;

(f)

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and not at the time overdue;

(g)

Liens and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and reserves have been established in accordance with GAAP;

(h)

any Lien arising in connection with the construction or improvement of any Land or arising out of the furnishing of materials or supplies therefor, provided that such Lien secures moneys not at the time overdue (or if overdue, the validity of which is being contested in good faith and in respect of which and reserves have been established as reasonably required by the Required Lenders), notice of such Lien has not been given to the Agent or any Lender and such Lien has not been registered against title to such Land;

(i)	Minor Title Defects;

(j)	Permitted Purchase-Money Security Interests;

(k)	the Specific Permitted Liens;

(l)	the Security; and

(m)	Liens securing Subordinated Debt;

provided that the use of the term “Permitted Liens” to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

“Permitted Purchase-Money Security Interests” means Purchase-Money Security Interests incurred or assumed in compliance with the provisions of this Agreement (for greater certainty, including the restrictions relating to Capital Expenditures contained in Section 9.02(f)) in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business, provided that the aggregate amount of the Companies' liability thereunder is not at any time greater than Five Hundred Thousand Dollars ($500,000).

“Person” is defined in the CBA Model Provisions.

“Plan” means any employee pension benefit plan other than a Multiemployer Plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Revenue Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any U.S. Company or any current ERISA Affiliates.

“Proceeds of Realization”, in respect of the Security or any portion thereof, means all amounts received by the Agent and any Lender in connection with:

●	any realization thereof, whether occurring as a result of enforcement or otherwise;

●	any sale, expropriation, loss or damage or other disposition of the Collateral or any portion thereof (other than a disposition of Collateral made pursuant to Section 9.02(c)); and

●	the dissolution, liquidation, bankruptcy or winding-up of any Company or any other distribution of its assets to creditors;

and all other amounts which are expressly deemed to constitute “Proceeds of Realization” in this Agreement.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Revenue Code, to the extent that such transaction is not otherwise exempt by Applicable Law.

“Properties” means the Owned Properties and the Material Leased Properties.

“Proportionate Share” in respect of any Lender means:

●

in the context of such Lender's obligation to make Advances under any Facility or Tranche, such Lender's Commitment to make Advances under such Facility or Tranche divided by the aggregate amount of all Lenders' Commitments to make Advances under such Facility or Tranche;

●

in the context of such Lender's entitlement to receive a portion of the standby fee in respect of any Facility or Tranche, such Lender's Commitment to make Advances under such Facility or Tranche divided by the aggregate amount of all Lenders' Commitments to make Advances under such Facility or Tranche;

●

subject to Section 13.03, in the context of any Lender's entitlement to receive payments of principal, interest or fees (other than standby fees) in respect of any Facility or Tranche, the Outstanding Advances due to such Lender under such Facility or Tranche divided by the aggregate amount of the Outstanding Advances due to all Lenders under such Facility or Tranche; and

●	in any other context, such Lender's Commitment divided by the aggregate of all Lenders' Commitments.

“Purchase-Money Security Interest” means (i) a Capital Lease; or (ii) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset (including all additions thereto, replacements and proceeds thereof) and secures an amount not in excess of the purchase price thereof and any interest and fees payable in respect thereof.

“Related Person” in relation to any Person means a Subsidiary, Affiliate, Associate or employee of such Person.

“Repayment” means a repayment by a Borrower on account of the Outstanding Advances, other than the reduction of an Overdraft.

“Repayment Notice” means a notice delivered by a Borrower to the Agent committing it to make a Repayment, in the form of Exhibit “E”.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than an event for which the provision of notice has been waived.

“Required Lenders” means, (i) at any time prior to the occurrence of an Event of Default which is continuing, any two or more Lenders which have issued Commitments hereunder representing two-thirds (2/3) or more of the aggregate amount of all Lenders’ Commitments; and (ii) at any time after the occurrence of an Event of Default which is continuing, any two or more Lenders which have Outstanding Advances representing two-thirds (2/3) or more of the total amount of the Outstanding Advances under the Facilities; provided however that if at any time there are only two (2) Lenders under this Agreement, “Required Lenders” shall mean both such Lenders, and if at any time there is only one (1) Lender under this Agreement, “Required Lenders” shall mean such Lender.

“Requirements of Environmental Law” means: (i) obligations under common law; (ii) requirements imposed by or pursuant to statutes, regulations and by-laws whether presently or hereafter in force; (iii) requirements announced by a Governmental Authority as having immediate effect (provided that at the time of making such announcement the government also states its intention of enacting legislation to confirm such requirements retroactively); (iv) all directives, policies and guidelines issued or relied upon by any Governmental Authority to the extent such directives policies or guidelines have the force of law; (v) all permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including all such obligations and requirements which relate to (A) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials and (B) exposure to Hazardous Materials.

“Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof.

“Rollover” means the renewal of an Availment Option upon its maturity in the same form.

“Rollover Notice” means a notice substantially in the form of Exhibit “C” given by a Borrower to the Agent for the purpose of requesting a Rollover.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by the United States government, including those administered by OFAC, or the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over the U.S. Companies and their Subsidiaries.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC or other relevant sanctions authority with jurisdiction over a U.S. Company and their Subsidiaries.

“Secured Companies” means all Companies other than the Unsecured Companies; and “Secured Company” means any one of them as the context requires; and for greater certainty from and after the eNom Closing Date “Secured Companies” shall include all eNom Companies other than those designated as Unsecured Companies.

“Security” means all Guarantees, security agreements, mortgages, debentures and other documents required to be provided to the Agent or the Lenders pursuant to Article X and all other documents and agreements delivered by the Secured Companies and other Persons to the Agent for the benefit of the Lenders from time to time as security for the payment and performance of the Obligations, and the security interests, assignments and Liens constituted by the foregoing.

“SEDAR” means the System for Electronic Document Analysis and Retrieval established by the Canadian Securities Administrators for electronically filing securities-related information with Canadian securities regulatory authorities.

“Senior Officer” means the President, Chief Financial Officer or other senior officer of Tucows Inc. acceptable to the Required Lenders.

“Service Agreements” means all agreements from time to time made between any Company and BMO or any of its Affiliates (specifically including Harris N.A.) in respect of cash management, payroll or other banking services.

“Share Repurchases” means purchases by Tucows Inc. of its issued and outstanding common shares.

“Solvent” means, with respect to any Company as of the date of determination, (i) the aggregate property of such Company is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) such Company is able to meet its obligations as they generally become due; and (iii) such Company has not ceased paying its current obligations in the ordinary course of business as they generally become due; for purposes of this definition, the amount of any contingent obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specific Permitted Liens” means the Liens described in Schedule 8.01(i) as such Liens may be amended or replaced from time to time on substantially similar terms and conditions, provided that the principal amount of the indebtedness secured by each such Lien shall not be increased.

“Statutory Lien” means a Lien in respect of any property or assets of a Company created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, without limitation, a Lien for the purpose of securing such Company's obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Subordinated Debt” means indebtedness of any Company to any Person which the Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a subordination and postponement agreement in favour of the Agent in form and substance satisfactory to the Agent and registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the maturity date of such indebtedness is later than the Maturity Date; (ii) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (iii) any security held in respect of such indebtedness is subordinated to the Security; (iv) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior written consent of the Agent; and (v) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

“Subsidiary” means a business entity which is Controlled by another business entity (as used herein, “business entity” includes a corporation, company, partnership, limited partnership, trust or joint venture); and for greater certainty includes a Subsidiary of a Subsidiary.

“Swingline” (which is also referred to herein as “Tranche A-2”) is defined in Section 2.07.

“Swingline Lender” means BMO.

“Swingline Limit” means Five Hundred Thousand Dollars ($500,000).

“Syndicated Letter of Credit” is defined in Section 2.08(g).

“T-Mobile Agreement” means the Wholesale Supply Agreement between T-Mobile USA, Inc. and Ting, Inc. dated December 8, 2014 as amended by a first amendment thereto dated September 2, 2015 and a second amendment thereto dated September 30, 2016.

“T-Mobile Liability” means, at any time, the cumulative amount payable by the Companies at such time to T-Mobile USA, Inc. pursuant to Section 2.7 (Minimum Purchase Guarantee) of Schedule B to the T-Mobile Agreement (for greater certainty, after deduction of the cumulative amount spent by the Companies on network services thereunder) as determined in accordance with the T-Mobile Agreement.

“Taxes” is defined in the CBA Model Provisions.

“Total Funded Debt” means, at any time, the Funded Debt of Tucows Inc. on a consolidated basis at such time, specifically including for greater certainty the Outstanding Advances, Subordinated Debt and the T-Mobile Liability at such time.

“Total Funded Debt to EBITDA Ratio” means, at any time, the ratio of (i) Total Funded Debt at such time to (ii) EBITDA in the immediately preceding twelve (12) month period.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of law in or relating to trade secrets.

“Trademarks” means all right, title and interest (and all related IP Ancillary Rights) in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche” means a designated portion of a Facility which is subject to certain additional terms and conditions as provided herein.

“Tranche A-1” means the portion of Facility A other than the Swingline.

“Tranche A-1 Lenders” means those Lenders which have issued Commitments to extend credit under Tranche A-1.

“Tranche A-1 Limit” means, at any time, the Facility A Limit in effect at such time less the Swingline Limit in effect at such time.

“Tranche A-2” means the Swingline (and for greater certainty, the defined terms “Tranche A-2” and “Swingline” are used interchangeably in this Agreement).

“Tucows Inc.” means Tucows Inc., a corporation incorporated under the laws of Pennsylvania.

“Tucows.com Co.” means Tucows.com Co., a Nova Scotia company which is an indirect wholly-owned Subsidiary of Tucows Inc.

“U.S. Base Rate” means the greater of the following: (i) the rate of interest announced from time to time by the Agent as its reference rate then in effect for determining rates of interest on U.S. dollar loans to its customers in Canada and designated as its U.S. base rate; and (ii) the Federal Funds Rate plus one percent (1.0%) per annum.

“Unfunded Capital Expenditures” means Capital Expenditures made by the Companies which are not funded by any one or more of the following: an Advance under Facility B or Facility C, a Permitted Purchase-Money Security Interest, Subordinated Debt, insurance proceeds, proceeds from an asset disposition, or Cash Available for Capital Expenditures and Share Repurchases; and for greater certainty a Capital Expenditure which is directly or indirectly funded using the proceeds of an Advance under Facility A shall be considered an Unfunded Capital Expenditure.

“Unfunded Share Repurchases” means amounts paid by Tucows Inc. in connection with Share Repurchases which are not funded by any one or more of the following: an Advance under Facility B or Facility C, Subordinated Debt, or Cash Available for Capital Expenditures and Share Repurchases; and for greater certainty a Share Repurchase which is directly or indirectly funded using the proceeds of an Advance under Facility A shall be considered an Unfunded Share Repurchase.

“United States Dollars”, “U.S. Dollars” or “U.S.$” means the lawful money of the United States.

“Unsecured Companies” means the Companies listed under the heading “Unsecured Companies” in Schedule 8.01(b); and “Unsecured Company” means any one of them as the context requires.

“U.S. Base Rate Loan” means an Advance made by a Lender to a Canadian Borrower in Canada by way of a direct loan in U.S. Dollars in respect of which interest is to be calculated by reference to the U.S. Base Rate.

“U.S. Borrower” means a Borrower which is incorporated under the laws of a state in the United States (for greater certainty, the U.S. Borrowers as at the date of this agreement being Ting Fiber Inc., Ting Inc., Tucows (Delaware) Inc. and Acquireco).

“U.S. Companies” means those Companies which are incorporated under the laws of a State of the United States.

“U.S. Prime Rate” means the greater of (i) the floating annual rate of interest established from time to time by the Agent as the rate it will use to determine rates of interest on U.S. dollar loans to its customers in the United States and designated as its U.S. prime rate, and (ii) the Federal Funds Rate plus one percent (1.0%) per annum.

“U.S. Prime Rate Loan” means an Advance made by a Lender to a U.S. Borrower by way of a direct loan in U.S. Dollars in respect of which interest is to be calculated by reference to the U.S. Prime Rate.

“Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of any Company; and includes a “welfare plan” as defined in Section 3(1) of ERISA.

“Year-end Financial Statements” in respect of any Fiscal Year means the audited financial statements of Tucows Inc. on a consolidated and unconsolidated basis in respect of such Fiscal Year, including management’s discussion and analysis with respect thereto in the form disclosed on EDGAR and SEDAR.

1.02	Accounting Principles

Except as otherwise provided herein, (i) each financial term in this Agreement shall be interpreted in accordance with GAAP in effect on the date of such interpretation; and (ii) where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP in effect on the date of such determination. Notwithstanding the foregoing, if after the date of this Agreement there is an accounting change under GAAP (referred to herein as an “accounting change”), and if any financial ratio or amount determined pursuant to Section 9.03 would be materially different as a result of such accounting change, such financial ratio or amount shall be determined without regard to such accounting change and for the information of the Lenders Tucows Inc. shall also deliver to the Lenders a reconciliation in form and substance satisfactory to the Lenders.

1.03	Currency References

All amounts referred to in this Agreement are in United States Dollars unless otherwise noted.

1.04	References to Statutes

Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall, unless otherwise specified, be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement for the said statutes or regulations.

1.05	Extended Meanings

Terms defined in the singular have the same meaning when used in the plural, and vice-versa. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”. Any reference herein to any action to be taken or decision to be made by the Agent or the Lenders (or the Required Lenders, as the case may be) in their “sole discretion” shall mean that such sole discretion is absolute and unfettered.

1.06	Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibits

“A”	- Lenders and Lenders’ Commitments
“B”	- Draw Request
“C”	- Rollover Notice
“D”	- Conversion Notice
“E”	- Repayment Notice
“F”	- Compliance Certificate
“G”	- Excess Cash Flow Certificate
“H”	- Form of BA Equivalent Note
“I”	- CBA Model Provisions

Schedules

8.01(b)	- Corporate Information
8.01(h)	- Material Permits

8.01(i)	- Specific Permitted Liens
8.01(j)	- Owned Properties
8.01(k)	- Material Leased Properties
8.01(l)	- Intellectual Property
8.01(n)	- Material Agreements
8.01(o)	- Labour Agreements
8.01(p)	- Environmental Matters
8.01(q)	- Litigation
8.01(r)	- Pensio Plans
8.01(z)	- Sources and Application of Funds relating to the eNom Purchase Transactionn

ARTICLE II - FACILITY A

2.01	Continuation of Facility A

(a)

Subject to the terms and conditions in this Agreement (specifically including Section 7.15), each Facility A Lender hereby confirms that it has established a committed, revolving credit facility for the Borrowers in the maximum principal amount indicated opposite such Lender's name in Exhibit “A” under the heading “Facility A Commitments”. The said credit facilities are established by the Facility A Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility A”. Each Advance by a Tranche A-1 Lender under Tranche A-1 shall be made by such Lender in its Proportionate Share of Tranche A-1. Each Advance under Tranche A-2 (also referred to herein as the Swingline) shall be made only by the Swingline Lender, as more particularly set out in Section 2.07.

(b)

The Outstanding Advances at any time under Tranche A-1 shall not exceed the Tranche A-1 Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under Tranche A-1 shall not at any time exceed the applicable sublimit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. - $1,000,000

Ting Fiber, Inc. - $3,000,000

Ting Inc. - $500,000

Tucows (Delaware) Inc. – nil

Acquireco - nil

2.02	Purpose

Advances under Facility A shall be used by the Borrowers for working capital purposes and general corporate requirements but may not be used, directly or indirectly, for any purposes set out in Sections 3.02, 4.02 or 5.02.

2.03	Revolving Nature

Facility A shall be a revolving facility. For greater certainty, the Borrowers shall be entitled to obtain Advances under Facility A from time to time and repay all or any portion of the Outstanding Advances under Facility A from time to time; provided that the Outstanding Advances under Facility A shall not exceed the Facility A Limit.

2.04	Repayment

The Obligations under Facility A shall become due and payable on the earlier of: (i) the Acceleration Date and (ii) the Maturity Date. If at any time the Outstanding Advances under Facility A exceed the Facility A Limit for any reason (specifically including as a result of a fluctuation in currency exchange rates), the Borrowers shall immediately make a Repayment under Facility A in such amount as will result in the Outstanding Advances under Facility A not exceeding the Facility A Limit.

2.05	Availment Options

(a)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each Canadian Borrower may receive Advances under Facility A by any one or more of the following Availment Options (or any combination thereof):

(i)	Canadian Prime Rate Loans;

(ii)	U.S. Base Rate Loans;

(iii)	Bankers' Acceptances, each having a maturity between 28 and 182 days (inclusive), subject to availability;

(iv)	BA Equivalent Loans from Non-BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(v)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability; or

(vi)	Letters of Credit, subject to Section 2.08.

(b)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each U.S. Borrower may receive Advances under Facility A by any one or more of the following Availment Options (or any combination thereof):

(i)	U.S. Prime Rate Loans; or

(ii)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability; or

(iii)	Letters of Credit, subject to Section 2.08.

(c)

Bankers' Acceptances, BA Equivalent Loans, LIBOR Loans and Letters of Credit will not be issued which in the opinion of the Lenders could result in the Facility A Limit being exceeded at any time. The Outstanding Advances under Facility A in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers' Acceptances, BA Equivalent Loans, LIBOR Loans and Letters of Credit may not be converted into another Availment Option prior to the maturity thereof).

2.06	Interest and Fees under Tranche A-1

In respect of Advances made to a Borrower under Tranche A-1 such Borrower agrees to pay to the Agent:

(a)	interest on Canadian Prime Rate Loans at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(b)	interest on U.S. Base Rate Loans at the U.S. Base Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(c)

in respect of each Bankers’ Acceptance, a stamping fee equal to the Applicable Margin in effect at the time of issuance, multiplied by the face amount of the Bankers’ Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers’ Acceptance and divided by 365, payable at the time of acceptance;

(d)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin in effect at the time of issuance multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by 365, payable at the time of acceptance;

(e)	interest on U.S. Prime Rate Loans at the U.S. Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(f)	interest on LIBOR Loans at the LIBO Rate plus the Applicable Margin per annum calculated on the basis of a year of three hundred and sixty (360) days, payable in the manner set out in Section 7.10(b);

(g)

in respect of each Syndicated Letter of Credit, an administrative fee equal to one-quarter of one percent (0.25%) of the face amount of such Syndicated Letter of Credit (without regard to the number of days to expiry thereof), payable to the Issuing Bank (for its own account) on the due date of the first quarterly amount payable in respect of such Syndicated Letter of Credit pursuant to paragraph (h) below;

(h)

the following fees in respect of each Letter of Credit: (i) in respect of the period from the date of issuance of such Letter of Credit to the last day of the then current Fiscal Quarter, a fee equal to the Applicable Margin in effect on the date of issuance multiplied by the face amount of such Letter of Credit multiplied by the number of days in such period (including the first day but excluding the last day of such period) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter; (ii) in respect of each subsequent Fiscal Quarter (other than the Fiscal Quarter in which the Letter of Credit shall expire), a fee equal to the Applicable Margin in effect on the first Business Day of such Fiscal Quarter multiplied by the face amount of such Letter of Credit multiplied by the number of days in such Fiscal Quarter (including the first day but excluding the last day) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter; and (iii) in respect of the Fiscal Quarter in which such Letter of Credit shall expire, a fee equal to the Applicable Margin in effect on the first day of such Fiscal Quarter multiplied by the face amount of such Letter of Credit multiplied by the number of days in such period (including the first day but excluding the last day of such period) and divided by three hundred and sixty-five (365), payable on the said expiry date;

(i)

an application fee of Fifty Dollars ($50) per Letter of Credit, plus any administrative fees charged by the Issuing Bank in accordance with its usual practice from time to time in respect of the amendment and renewal of Letters of Credit;

(j)

a standby fee with respect to the unused portion of Tranche A-1, calculated on a daily basis as being the difference between (i) the Facility A Limit (less the Commitments of any Non-Funding Lenders under Facility A), less the Swingline Limit and (ii) the Outstanding Advances under Tranche A-1, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date; and for the purpose of calculating such standby fee, the U.S. Dollar equivalent of Outstanding Advances in Canadian Dollars shall be determined by reference to the spot rate of exchange for converting Canadian Dollars into U.S. Dollars quoted by the Bank of Canada at approximately noon (Toronto time) on the first Business Day of the month in which such standby fee is calculated; and

(k)

such fees payable to the Agent (for its own account) as may be agreed in writing from time to time between the Borrowers and the Agent relating to any cash management services which may be provided by the Agent for the Borrowers from time to time.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Tranche A-1 Lenders; and the Agent shall promptly remit to each Tranche A-1 Lender its Proportionate Share of each such payment.

2.07	Swingline (Tranche A-2)

A portion of Facility A in the maximum amount of the Swingline Limit is hereby designated as the “Swingline” (or “Tranche A-2”). The Swingline shall form a part of Facility A and, except to the extent provided in this Section, shall be subject to all terms and conditions of this Article II, specifically including the Facility A Limit. The Swingline shall be established and maintained by the Swingline Lender for its own account, and the Swingline Lender shall not have the right to assign or grant a participation in the Swingline in whole or in part to any other Person. Each Borrower shall be entitled to receive Advances under the Swingline, subject to the following conditions (in addition to any other applicable terms and conditions contained in this Agreement):

(a)

The Outstanding Advances at any time under the Swingline shall not exceed the Swingline Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under the Swingline shall not at any time exceed the applicable sublimit designated below, provided that the Borrowers may by notice in writing to the Swingline Lender from time to time (for greater certainty, without notice to or the consent of any other Lender or the Agent) reallocate such sublimits among the Borrowers:

Tucows.com Co. - $250,000

Ting Fiber, Inc. - nil

Ting Inc. - $250,000

Tucows (Delaware) Inc. – nil

Acquireco - nil

(b)

Advances to each Borrower under the Swingline shall be made by way of Overdrafts in U.S. Dollars or Canadian Dollars in the following manner. The Swingline Lender will make Advances into one or more accounts designated by the applicable Borrower as required in order to honour cheques drawn by such Borrower on such accounts which are presented to the Swingline Lender for payment. As deposits are made into such accounts by such Borrower, the Swingline Lender shall withdraw funds from such accounts from time to time and apply such funds as repayments under the Swingline. Advances to each Borrower and repayments by each Borrower under the Swingline shall be made without notice and shall be on a dollar for dollar basis (i.e. not subject to minimum amounts or multiples). Notwithstanding the foregoing, due to internal system requirements of the Swingline Lender, each U.S. Borrower is required to provide prior written notice to the Swingline Lender in respect of any Advances it may request under the Swingline.

(c)

In respect of each Canadian Borrower, interest on Overdrafts in Canadian Dollars under the Swingline shall be payable at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date, and interest on Overdrafts in U.S. Dollars under the Swingline shall be payable at the U.S. Base Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date.

(d)

In respect of each U.S. Borrower, interest on Overdrafts in U.S. Dollars under the Swingline shall be payable at the U.S. Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date.

(e)

Each Borrower may also receive Advances under the Swingline by means of the issuance of Letters of Credit by the Swingline Lender as provided in Section 2.08. Fees in respect of such Letters of Credit shall be payable in the same amounts and in the same manner as provided in Sections 2.06(g) and (h) herein.

(f)

The Borrowers jointly and severally agree to pay a standby fee with respect to the Swingline to the Swingline Lender (for its own account), calculated on a daily basis as being the difference between the Swingline Limit and the Outstanding Advances under the Swingline, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date; and for the purpose of calculating such standby fee, the U.S. Dollar equivalent of Outstanding Advances in Canadian Dollars shall be determined by reference to the spot rate of exchange for converting Canadian Dollars into U.S. Dollars quoted by the Bank of Canada at approximately noon (Toronto time) on the first Business Day of the month in which such standby fee is calculated.

(g)

The Swingline Lender may in its discretion at any time, by written notice to the Borrowers, require the Borrowers to reduce the Outstanding Advances under the Swingline by a specified amount (in this paragraph called the “Swingline Reduction Amount”). Each Borrower agrees to promptly comply with any such request by making a repayment on the Swingline from its own resources, or by requesting an Advance under Tranche A-1, the proceeds of which shall be applied to reduce the Outstanding Advances under the Swingline accordingly. If the Borrowers fail to comply with any such request from the Swingline Lender within two (2) Business Days after receipt thereof, the Lenders agree that upon request by the Swingline Lender they will make Advances under Tranche A-1 in an aggregate amount equal to the Swingline Reduction Amount, the proceeds of which shall be applied to reduce the Outstanding Advances under the Swingline.

2.08	Letters of Credit under Facility A

Letters of Credit issued for the account of any Borrower under Tranche A-1 or the Swingline shall be subject to the following provisions:

(a)	Letters of Credit shall be available in in Canadian Dollars or U.S. Dollars (or such other major currency as the Issuing Bank or the Swingline Lender, as applicable may agree in its discretion).

(b)

The Equivalent Amount expressed in U.S. Dollars of the aggregate face amount of all Letters of Credit outstanding under Facility A at any time may not exceed One Million Dollars ($1,000,000). In addition, the Equivalent Amount expressed in U.S. Dollars of the aggregate face amount of all Letters of Credit issued at any time to each Borrower noted below under Facility A shall not at any time exceed the applicable sublimit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. - nil

Ting Fiber, Inc. - $1,000,000

Ting Inc. – nil

Tucows (Delaware) Inc. – nil

Acquireco - nil

(c)

Each fee in respect of a Letter of Credit issued in Canadian Dollars or U.S. Dollars shall be paid in the same currency as the currency of such Letter of Credit. Each fee in respect of a Letter of Credit issued in any other currency shall be paid in U.S. Dollars; and for the purposes of calculating such fee in respect of any Fiscal Quarter, the Equivalent Amount (expressed in U.S. Dollars) of the face amount of such Letter of Credit shall be calculated on the basis of the Bank of Canada noon spot rate on the first Business Day of the month in which such fee is calculated.

(d)	Letters of Credit will not be issued for the purpose of guaranteeing obligations of any Person (except a Company).

(e)

Each Letter of Credit shall have a term not in excess of one (1) year (but for greater certainty, a Letter of Credit may have a longer term if it contains a provision which permits the issuer thereof to terminate such Letter of Credit by written notice to the beneficiary on an annual basis).

(f)

Each request for the issuance of a Letter of Credit shall be delivered by the applicable Borrower to the Agent in accordance with the notice requirements set out in Section 7.02(a) herein, together with the customary form of application and indemnity agreement required by the Issuing Bank or the Swingline Lender (as applicable) completed to its satisfaction and the proposed form of the Letter of Credit (which shall be satisfactory to the Issuing Bank or the Swingline Lender, as applicable) and such other certificates, documents and other papers and information as the Issuing Bank or the Swingline Lender (as applicable) may reasonably request.

(g)

Concurrently with each request for the issuance of a Letter of Credit, the applicable Borrower shall notify the Agent in writing whether: (i) the Letter of Credit is to be issued by the Swingline Lender on its own behalf under the Swingline, or (ii) the Letter of Credit is to be issued by the Issuing Bank on behalf of the Lenders under Tranche A-1 (a “Syndicated Letter of Credit”). The Agent shall notify each Lender of the principal amount, the reference number and the expiration date of each Syndicated Letter of Credit and the amount of such Lender's participation therein. By the issuance of a Syndicated Letter of Credit hereunder and without further action on the part of the Issuing Bank or the Lenders, each said Lender hereby accepts from the Issuing Bank a participation (which participation shall be without recourse to the Issuing Bank) in such Syndicated Letter of Credit in such Lender's Proportionate Share of Tranche A-1, effective upon the issuance of such Syndicated Letter of Credit. Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge and to indemnify and hold the Issuing Bank harmless from liability in respect of, such Lender's said Proportionate Share of the amount of any drawing under a Syndicated Letter of Credit. Each said Lender acknowledges and agrees that its obligation to acquire participations in each Syndicated Letter of Credit issued by the Issuing Bank and its obligation to make the payments specified herein, and the right of the Issuing Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall review each draft and any accompanying documents presented under a Syndicated Letter of Credit and shall notify each said Lender of any such presentment. Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Syndicated Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of the Syndicated Letter of Credit, the Issuing Bank shall give notice to each said Lender and the applicable Borrower of the receipt and amount of such draft and the date on which payment thereon will be made, and each said Lender shall, by 11:00 a.m. Toronto time on the date such payment is to be made, pay its said Proportionate Share of the amount so drawn under the Syndicated Letter of Credit in immediately available funds, and the Issuing Bank shall make the appropriate payment to the beneficiary of such Syndicated Letter of Credit. The applicable Borrower agrees to immediately reimburse each said Lender in an amount equal to the said payment by such Lender with interest thereon payable at the same rate and in the same manner as Canadian Dollar Prime-Based Loans under Facility A. The obligation of the applicable Borrower under this Section to reimburse the said Lenders and the Issuing Bank, as applicable, for all drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

(i)	any lack of validity or enforceability of any Letter of Credit;

(ii)

the existence of any claim, setoff, defence or other right which the applicable Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any Lender (other than the defence of payment in accordance with the terms of this Agreement or a defence based on the gross negligence or wilful misconduct of the Issuing Bank or any Lender) or any other Person in accordance with this Agreement or other transaction;

(iii)

any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and

(iv)	any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

(h)

In making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any non-compliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed wilful misconduct or negligence of the Issuing Bank or any Lender.

(i)

The Issuing Bank and its correspondents may accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.

(j)

On or before the Maturity Date the Borrowers shall (i) arrange for the cancellation and return of all outstanding Letters of Credit to the Issuing Bank or (ii) provide cash collateral in favour of the Agent in respect of all outstanding Letters of Credit in an amount equal to the aggregate of the face amounts of all such Letters of Credit, plus an additional amount determined by the Issuing Bank and the Swingline Lender to be necessary to cover their customary fees and expenses associated with the settlement of such Letters of Credit. For greater certainty, the Agent shall have no obligation to release all or any portion of the Security unless and until all Letters of Credit are cancelled or such cash collateral is provided in respect thereof to the satisfaction of the Issuing Bank and the Swingline Lender.

2.09	Voluntary Cancellation

The Borrowers may at any time and from time to time upon not less than two (2) Business Days' prior written notice to the Agent, without penalty or fee, cancel any unadvanced portion of Facility A in a minimum amount and a multiple of One Hundred Thousand Dollars ($100,000), in which event the Facility A Limit shall be reduced by the amount so cancelled.

ARTICLE III - FACILITY B

3.01	Continuation of Facility B

(a)

Subject to the terms and conditions in this Agreement (specifically including Section 7.15), each Facility B Lender hereby confirms that it has established a committed, revolving, reducing credit facility for the Borrowers in the maximum principal amount indicated opposite such Lender's name in Exhibit “A” under the heading “Facility B Commitments”. The said credit facilities are established by the Facility B Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility B”. Each Advance by a Facility B Lender under Facility B shall be made by such Lender in its Proportionate Share of Facility B.

(b)

The Outstanding Advances at any time under Facility B shall not exceed the Facility B Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under Facility B shall not at any time exceed the applicable sublimit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without notice to or the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. - $7,000,000

Ting Fiber, Inc. - $6,000,000

Ting Inc. - $2,000,000

Tucows (Delaware) Inc. – nil

Acquireco – nil

3.02	Purpose

Advances under Facility B shall be used by the Borrowers for any one or more of the following purposes: (i) Share Repurchases; (ii) Domain Purchases and Permitted Acquisitions; and (iii) FTTH Capital Expenditures.

3.03	Revolving Nature

Facility B shall be a revolving facility. For greater certainty, the Borrowers shall be entitled to obtain Advances under Facility B from time to time and repay all or any portion of the Outstanding Advances under Facility B from time to time; provided that the Outstanding Advances under Facility B shall not exceed the Facility B Limit.

3.04	Repayment

(a)	Notwithstanding all other provisions in this Section 3.04, the obligations under Facility B shall become due and payable on the earliest of: (i) the Acceleration Date; and (ii) the Maturity Date.

(b)

Following the end of each Fiscal Year (referred to in this Section 3.04 as the “subject Fiscal Year”), on the last day of each Fiscal Quarter thereafter the Borrowers shall make a Repayment under Facility B (in addition to all other Repayments required pursuant to this Section 3.04) equal to one-sixteenth (1/16) of the aggregate amount of all Advances under Facility B made in the subject Fiscal Year for the purpose of Share Repurchases (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose).

(c)

Following the end of the subject Fiscal Year, on the last day of each Fiscal Quarter thereafter the Borrowers shall make a Repayment under Facility B (in addition to all other Repayments required pursuant to this Section 3.04) equal to one-twentieth (1/20) of the aggregate amount of all Advances under Facility B made in the subject Fiscal Year for the purpose of Domain Purchases and Permitted Acquisitions (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose).

(d)

Following the end of the subject Fiscal Year, on the last day of each Fiscal Quarter thereafter the Borrowers shall make a Repayment under Facility B (in addition to all other Repayments required pursuant to this Section 3.04) equal to one-twenty-eighth (1/28) of the aggregate amount of all Advances under Facility B made in the subject Fiscal Year for the purpose of FTTH Capital Expenditures (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose).

(e)

If at any time the Outstanding Advances under Facility B exceed the Facility B Limit for any reason (specifically including as a result of a fluctuation in currency exchange rates), the Borrowers shall immediately make a Repayment under Facility B in such amount as will result in the Outstanding Advances under Facility B not exceeding the Facility B Limit.

(f)	In addition to all other Repayments required in respect of Facility B pursuant to this Section 3.04, Repayments shall be required under Facility B as provided in Sections 4.04(e) and (f).

3.05	Availment Options

(a)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each Canadian Borrower may receive Advances under Facility B by any one or more of the following Availment Options (or any combination thereof):

(i)	Canadian Prime Rate Loans;

(ii)	U.S. Base Rate Loans;

(iii)	Bankers' Acceptances, each having a maturity between 28 and 182 days (inclusive), subject to availability;

(iv)	BA Equivalent Loans from Non-BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(v)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability.

(b)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each U.S. Borrower may receive Advances under Facility B by any one or more of the following Availment Options (or any combination thereof):

(i)	U.S. Prime Rate Loans; or

(ii)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability.

(c)

Bankers' Acceptances, BA Equivalent Loans and LIBOR Loans will not be issued which in the opinion of the Lenders could result in the Facility B Limit being exceeded at any time. The Outstanding Advances under Facility B in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers' Acceptances, BA Equivalent Loans and LIBOR Loans may not be converted into another Availment Option prior to the maturity thereof).

3.06	Interest and Fees under Facility B

In respect of Advances made to a Borrower under Facility B such Borrower agrees to pay to the Agent:

(a)	interest on Canadian Prime Rate Loans at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(b)	interest on U.S. Base Rate Loans at the U.S. Base Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(c)

in respect of each Bankers’ Acceptance, a stamping fee equal to the Applicable Margin in effect at the time of issuance, multiplied by the face amount of the Bankers’ Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers’ Acceptance and divided by 365, payable at the time of acceptance;

(d)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin in effect at the time of issuance multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by 365, payable at the time of acceptance;

(e)	interest on U.S. Prime Rate Loans at the U.S. Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(f)

interest on LIBOR Loans at the LIBO Rate plus the Applicable Margin per annum calculated on the basis of a year of three hundred and sixty (360) days, payable in the manner set out in Section 7.10(b); and

(g)

a standby fee with respect to the unused portion of Facility B, calculated on a daily basis as being the difference between (i) the Facility B Limit (less the Commitments of any Non-Funding Lenders under Facility B) and (ii) the Outstanding Advances under Facility B, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date; and for the purpose of calculating such standby fee, the U.S. Dollar equivalent of Outstanding Advances in Canadian Dollars shall be determined by reference to the spot rate of exchange for converting Canadian Dollars into U.S. Dollars quoted by the Bank of Canada at approximately noon (Toronto time) on the first Business Day of the month in which such standby fee is calculated.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Facility B Lenders; and the Agent shall promptly remit to each Facility B Lender its Proportionate Share of each such payment.

3.07	Voluntary Cancellation

The Borrowers may at any time and from time to time upon not less than two (2) Business Days' prior written notice to the Agent, without penalty or fee, cancel any unadvanced portion of Facility B in a minimum amount and a multiple of One Hundred Thousand Dollars ($100,000), in which event the Facility B Limit shall be reduced by the amount so cancelled.

ARTICLE IV - FACILITY C

4.01	Continuation of Facility C

(a)

Subject to the terms and conditions in this Agreement (specifically including Section 7.15), each Facility C Lender hereby confirms that it has established a committed, non-revolving credit facility for the Borrowers in the maximum principal amount indicated opposite such Lender's name in Exhibit “A” under the heading “Facility C Commitments”. The said credit facilities are established by the Facility C Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility C”. Each Advance by a Facility C Lender under Facility C shall be made by such Lender in its Proportionate Share of Facility C.

(b)

The Outstanding Advances at any time under Facility C shall not exceed the Facility C Limit. In addition, the maximum aggregate amount of the Outstanding Advances to each Borrower noted below under Facility C shall not at any time exceed the applicable percentage of the Facility C Limit designated below, provided that the Borrowers may by notice in writing to the Agent from time to time (for greater certainty, without notice to or the consent of the Agent or any Lender) reallocate such sublimits among the Borrowers:

Tucows.com Co. - 10%

Ting Fiber, Inc. - 55%

Ting Inc. - 35%

Tucows (Delaware) Inc. – 0%

Acquireco – 0%

4.02	Purpose

Advances under Facility C shall be used by the Borrowers for any one or more of the following purposes: (i) Share Repurchases; (ii) Domain Purchases and Permitted Acquisitions; and (iii) FTTH Capital Expenditures.

4.03	Non-Revolving Nature

Facility C shall be a non-revolving facility, and any Repayment under Facility C may not be reborrowed.

4.04	Repayment

(a)	Notwithstanding all other provisions in this Section 4.04, the obligations under Facility C shall become due and payable on the earliest of: (i) the Acceleration Date; and (ii) the Maturity Date.

(b)

In respect of each Advance under Facility C made for the purpose of Share Repurchases (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose), on the last day of each Fiscal Quarter following such Advance the Borrowers shall make a Repayment under Facility C (in addition to all other Repayments required pursuant to this Section 4.04) equal to one-sixteenth (1/16) of the amount of such Advance.

(c)

In respect of each Advance under Facility C made for the purpose of Domain Purchases or Permitted Acquisitions (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose), on the last day of each Fiscal Quarter following such Advance the Borrowers shall make a Repayment under Facility C (in addition to all other Repayments required pursuant to this Section 4.04) equal to one-twentieth (1/20) of the amount of such Advance.

(d)

In respect of each Advance under Facility C made for the purpose of FTTH Capital Expenditures (or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for such purpose), on the last day of each Fiscal Quarter following such Advance the Borrowers shall make a Repayment under Facility C (in addition to all other Repayments required pursuant to this Section 4.04) equal to one-twenty-eighth (1/28) of the amount of such Advance.

(e)

In addition to all other Repayments required under this Section 4.04, if the Total Funded Debt to EBITDA Ratio is greater than 2.25 to 1 at the end of the Fiscal Year ending December 31, 2017 or any Fiscal Year thereafter, the Borrowers shall make a Repayment in an amount equal to fifty percent (50%) of the Excess Cash Flow in such Fiscal Year. Such Repayments shall be made not later than thirty (30) days after the date of delivery to the Agent of the Year-end Financial Statements for such Fiscal Year. Each Repayment made under this paragraph (e) shall be applied firstly against the Borrowers’ obligations to make scheduled Repayments under Facility D in reverse chronological order; secondly against the Borrowers’ obligations to make scheduled Repayments under Facility C in reverse chronological order; thirdly against the Borrowers’ obligations to make scheduled Repayments under Facility B in reverse chronological order; and thereafter against the Outstanding Advances under Facility A.

(f)	In addition to all other Repayments required pursuant to this Section 4.04, the following Repayments shall be required:

(i)

If any Company receives proceeds from a policy of insurance the Borrowers shall make a Repayment to the Agent in an amount equal to the portion of such proceeds not permitted to be retained by such Company as provided in Section 10.08, within three (3) Business Days after receipt thereof.

(ii)

If any Company receives proceeds (net of transaction expenses) from the raising of capital by way of equity or Subordinated Debt the Borrower shall make a Repayment to the Agent in an amount equal to the amount of such net proceeds, within three (3) Business Days after receipt thereof.

(iii)

If any Company receives proceeds (net of transaction expenses, applicable taxes and usual adjustments, if applicable) from a transaction involving the sale or other disposition, not in the ordinary course of business, of any individual asset or group of related assets (other than Domain Names) in one or a series of related transactions, within 180 days after such disposition the Borrowers shall make a Repayment to the Agent in an amount equal to the portion of such net proceeds not used to purchase similar assets within such 180 days period. Notwithstanding the foregoing however, the first Five Hundred Thousand Dollars ($500,000) of net proceeds under this clause (iii) in the aggregate in any Fiscal Year shall not be required to be applied as a Repayment.

(iv)

If at the end of any Fiscal Quarter in a Fiscal Year the proceeds (net of transaction expenses, applicable taxes and usual adjustments, if applicable) from the disposition of Domain Names by the Companies in such Fiscal Year exceeds the applicable threshold (as hereinafter defined), the amount in excess of the applicable threshold shall be applied as a Repayment within 180 days after the end of such Fiscal Quarter, except to the extent such excess net proceeds were used to purchase similar assets within such 180 day period. In this clause (iv), “applicable threshold” means Eight Million Dollars ($8,000,000) prior to the eNom Closing Date, and Fifteen Million Dollars (15,000,000) thereafter.

Each Repayment made under this paragraph (f) shall be applied firstly against the Borrowers’ obligations to make scheduled Repayments under Facility D in reverse chronological order; secondly against the Borrowers’ obligations to make scheduled Repayments under Facility C in reverse chronological order; thirdly against the Borrowers’ obligations to make scheduled Repayments under Facility B in reverse chronological order; and thereafter against the Outstanding Advances under Facility A.

(g)

If at any time the Outstanding Advances under Facility C exceed the Facility C Limit for any reason (specifically including as a result of a fluctuation in currency exchange rates), the Borrowers shall immediately make a Repayment under Facility C in such amount as will result in the Outstanding Advances under Facility C not exceeding the Facility C Limit.

4.05	Availment Options

(a)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each Canadian Borrower may receive Advances under Facility C by any one or more of the following Availment Options (or any combination thereof):

(i)	Canadian Prime Rate Loans;

(ii)	U.S. Base Rate Loans;

(iii)	Bankers' Acceptances, each having a maturity between 28 and 182 days (inclusive), subject to availability;

(iv)	BA Equivalent Loans from Non-BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(v)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability.

(b)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) each U.S. Borrower may receive Advances under Facility C by any one or more of the following Availment Options (or any combination thereof):

(i)	U.S. Prime Rate Loans; or

(ii)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability.

(c)

Bankers' Acceptances, BA Equivalent Loans and LIBOR Loans will not be issued which in the opinion of the Lenders could result in the Facility C Limit being exceeded at any time. The Outstanding Advances under Facility C in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers' Acceptances, BA Equivalent Loans and LIBOR Loans may not be converted into another Availment Option prior to the maturity thereof).

4.06	Interest and Fees under Facility C

In respect of Advances made to a Borrower under Facility C such Borrower agrees to pay to the Agent:

(a)	interest on Canadian Prime Rate Loans at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(b)	interest on U.S. Base Rate Loans at the U.S. Base Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(c)

in respect of each Bankers’ Acceptance, a stamping fee equal to the Applicable Margin in effect at the time of issuance, multiplied by the face amount of the Bankers’ Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers’ Acceptance and divided by 365, payable at the time of acceptance;

(d)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin in effect at the time of issuance multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by 365, payable at the time of acceptance;

(e)	interest on U.S. Prime Rate Loans at the U.S. Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(f)

interest on LIBOR Loans at the LIBO Rate plus the Applicable Margin per annum calculated on the basis of a year of three hundred and sixty (360) days, payable in the manner set out in Section 7.10(b); and

(g)

a standby fee with respect to the unused portion of Facility C, calculated on a daily basis as being the difference between (i) the Facility C Limit (less the Commitments of any Non-Funding Lenders under Facility C) and (ii) the Outstanding Advances under Facility C, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date; and for the purpose of calculating such standby fee, the U.S. Dollar equivalent of Outstanding Advances in Canadian Dollars shall be determined by reference to the spot rate of exchange for converting Canadian Dollars into U.S. Dollars quoted by the Bank of Canada at approximately noon (Toronto time) on the first Business Day of the month in which such standby fee is calculated.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Facility C Lenders; and the Agent shall promptly remit to each Facility C Lender its Proportionate Share of each such payment.

4.07	Voluntary Cancellation; Voluntary Repayments

(a)

The Borrowers may at any time and from time to time upon not less than two (2) Business Days' prior written notice to the Agent, without penalty or fee, cancel any unadvanced portion of Facility C in a minimum amount and a multiple of One Hundred Thousand Dollars ($100,000), in which event the Facility C Limit shall be reduced by the amount so cancelled.

(b)

Upon delivery of an executed Repayment Notice to the Agent not less than two (2) Business Days’ prior to making a Repayment, the Borrowers may make Repayments on account of the Outstanding Advances under Facility C from time to time in a minimum amount of One Hundred Thousand Dollars ($100,000) without payment of any penalty or fee, provided however that Bankers’ Acceptances, BA Equivalent Loans and LIBOR Loans may not be repaid prior to the maturity thereof. Each such Repayment under Facility C shall be applied against the scheduled Repayments payable under Facility C in reverse chronological order.

ARTICLE V - FACILITY D

5.01	Establishment of Facility D

Subject to the terms and conditions in this Agreement (specifically including Section 7.15), each Facility D Lender hereby establishes a committed, non-revolving credit facility for Acquireco in the maximum principal amount indicated opposite such Lender's name in Exhibit “A” under the heading “Facility D Commitments”. The said credit facilities are established by the Facility D Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility D”. One Advance under Facility D shall be made on the eNom Closing Date, and any portion of Facility D which remains unadvanced thereafter shall be cancelled.

5.02	Purpose

The Advance under Facility D shall be made on the eNom Closing Date to assist Acquireco in acquiring the eNom Shares in accordance with the terms and conditions of the eNom Purchase Agreement.

5.03	Non-Revolving Nature

Facility D shall be a non-revolving facility, and any Repayment under Facility D may not be reborrowed.

5.04	Repayment

(a)	Notwithstanding all other provisions in this Section 5.04, the obligations under Facility D shall become due and payable on the earliest of: (i) the Acceleration Date; and (ii) the Maturity Date.

(b)

On the last day of each Fiscal Quarter following the Advance under Facility D, Acquireco shall make a Repayment under Facility D (in addition to all other Repayments required pursuant to this Section 5.04) equal to one-twentieth (1/20) of the amount of the Advance.

(c)

If at any time the Outstanding Advances under Facility D exceed the Facility D Limit for any reason (specifically including as a result of a fluctuation in currency exchange rates), Acquireco shall immediately make a Repayment under Facility D in such amount as will result in the Outstanding Advances under Facility D not exceeding the Facility D Limit.

(d)	In addition to all other Repayments required in respect of Facility D pursuant to this Section 5.04, Repayments shall be required under Facility D as provided in Sections 4.04(e) and (f).

5.05	Availment Options

(a)

Subject to the restrictions contained in this Agreement (and in particular, Sections 7.02 and 7.03) Acquireco may receive Advances under Facility D by any one or more of the following Availment Options (or any combination thereof):

(i)	U.S. Prime Rate Loans; or

(ii)	LIBOR Loans with a LIBOR Period of one (1), two (2) or three (3) months, subject to availability.

(b)

LIBOR Loans will not be issued which in the opinion of the Lenders could result in the Facility D Limit being exceeded at any time. The Outstanding Advances under Facility D in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, LIBOR Loans may not be converted into another Availment Option prior to the maturity thereof).

5.06	Interest and Fees under Facility D

In respect of Advances made under Facility D Acquireco agrees to pay to the Agent:

(a)	interest on U.S. Prime Rate Loans at the U.S. Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(b)

interest on LIBOR Loans at the LIBO Rate plus the Applicable Margin per annum calculated on the basis of a year of three hundred and sixty (360) days, payable in the manner set out in Section 7.10(b); and

(c)

a standby fee with respect to the unused portion of Facility D, calculated on a daily basis as being the difference between (i) the Facility D Limit (less the Commitments of any Non-Funding Lenders under Facility D) and (ii) the Outstanding Advances under Facility D, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Facility D Lenders; and the Agent shall promptly remit to each Facility D Lender its Proportionate Share of each such payment.

5.07	Voluntary Cancellation; Voluntary Repayments

(a)

Acquireco may at any time and from time to time upon not less than two (2) Business Days' prior written notice to the Agent, without penalty or fee, cancel any unadvanced portion of Facility D in a minimum amount and a multiple of One Hundred Thousand Dollars ($100,000), in which event the Facility D Limit shall be reduced by the amount so cancelled.

(b)

Upon delivery of an executed Repayment Notice to the Agent not less than two (2) Business Days’ prior to making a Repayment, Acquireco may make Repayments on account of the Outstanding Advances under Facility D from time to time in a minimum amount of One Hundred Thousand Dollars ($100,000) without payment of any penalty or fee, provided however that LIBOR Loans may not be repaid prior to the maturity thereof. Each such Repayment under Facility D shall be applied against the scheduled Repayments payable under Facility D in reverse chronological order.

ARTICLE VI - HEDGING AGREEMENTS

6.01	Hedging Agreements

(a)

BMO (for greater certainty, in its capacity as a Lender hereunder and not in its capacity as the Agent) shall act as lead swap arranger for all Interest Rate Hedging Agreements to be entered into between any Borrower and the Lenders hereunder, and shall offer the Lenders an opportunity to participate in a pro-rata portion of such Interest Rate Hedging Agreements pursuant to such arrangements as may be agreed between BMO and the other Lenders, respectively.

(b)	Each Borrower may deal directly with the respective Lenders in connection with the establishment of Currency Hedging Agreements.

(c)

Each Hedging Agreement between a Borrower and a Lender shall be upon such terms and conditions as may be offered by such Lender in its discretion (not inconsistent with the terms of this Agreement), and such Borrower agrees to execute and deliver to such Lender all such agreements as it may reasonably require (for greater certainty, specifically including an ISDA master agreement). Each Hedging Agreement between the Borrower and a Lender shall include such Lender's standard early termination events. Without limiting the generality of the foregoing, each Hedging Agreement shall also stipulate that the termination of all or any of the Facilities shall constitute an Early Termination Event (as defined in the applicable ISDA Master Agreement) and the Affected Party (as defined in such ISDA Agreement) shall be the counter-party to the Lender in such contract. Such Lender shall have the right to choose the payment measure and the payment method (as such terms are understood in the ISDA Master Agreement) in respect of such Early Termination Event.

(d)

Hedging Agreements may not be entered into for speculative purposes. Without limiting the generality of the foregoing, if requested in writing by the Agent from time to time upon the instructions of the Required Lenders, the Borrowers shall promptly take all actions which may be necessary to unwind one or more Interest Rate Hedging Agreements in whole or in part to the extent necessary to ensure that the aggregate notional amount of all outstanding Interest Rate Hedging Agreements does not at any time exceed the Outstanding Advances at such time.

(e)	The term of each Interest Rate Hedging Agreement shall expire not later than the Maturity Date.

(f)	The term of each Currency Hedging Agreement shall expire not later than the earlier of (a) eighteen (18) months from the date of such Hedging Agreement, and (b) the Maturity Date.

(g)

The Security shall secure all obligations of the Borrowers under or in respect of each Hedging Agreement on a pari passu basis with all other Obligations. Each Lender acknowledges that the enforcement of the Security is a matter which requires the approval of the Required Lenders.

(h)

If a Lender continues to be a party to one or more Hedging Agreements with any Borrower after all other indebtedness and obligations of the Borrowers to such Lender hereunder have been repaid and satisfied in full (or assigned by such Lender to an assignee), for greater certainty such Lender shall continue to be a Lender for all purposes of this Agreement and the obligations under such Hedging Agreement(s) shall continue to be secured by the Security as provided herein, but such Lender shall not be a “Required Lender” as such term is defined herein.

(i)

On or before the Maturity Date the Borrowers shall (i) unwind all Hedging Agreements (and pay all applicable unwinding costs in respect thereof); or (ii) provide cash collateral in favour of the Agent in respect of all outstanding Hedging Agreements in an amount satisfactory to the Agent. For greater certainty, the Agent shall have no obligation to release all or any portion of the Security unless and until all Hedging Agreements are terminated or such cash collateral is provided in respect thereof.

ARTICLE VII - GENERAL CONDITIONS

7.01	Matters relating to Interest

(a)

Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month and on the Maturity Date. If the last day of a month is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied. Any change in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to Canadian Prime Rate Loans and Overdrafts in Canadian Dollars, and any change in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to U.S. Base Rate Loans and Overdrafts in U.S. Dollars, and any change in the U.S. Prime Rate shall cause an immediate adjustment of the interest rate applicable to U.S. Prime Rate Loans, in each case without the necessity of any notice to the Borrowers.

(b)

Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

(c)

Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Loan Documents would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the Outstanding Advances and refund any further excess amount.

(d)

Any change in the Applicable Margin in respect of any Availment Option under a Facility shall be determined by the Agent based upon the information contained in the most recent Compliance Certificate received by the Agent, and shall take effect commencing on the fifth (5th) Business Day following receipt of such Compliance Certificate by the Agent (in this paragraph called the “effective date”). For greater certainty:

(i)	the interest rates and fees applicable to all Advances made on or after the effective date shall be based upon the said revised Applicable Margin;

(ii)	from and after the effective date, the interest rates and fees applicable to all Loans outstanding on the effective date shall be based upon the said revised Applicable Margin;

(iii)

no readjustment shall be made in respect of any Bankers’ Acceptance or BA Equivalent Loan which is outstanding on the effective date, and the said revised Applicable Margin all apply to all Bankers’ Acceptances and BA Equivalent Loans issued or made on or after the effective date; and

(iv)

in respect of each Letter of Credit which is outstanding on the effective date there shall be a readjustment to the fee initially paid upon the issuance thereof, as follows: the fee relating to the period from the date of issuance to but excluding the effective date shall be based upon the Applicable Margin in effect during such period; and the fee relating to the period from and including the effective date to but excluding the date of expiry of such Letter of Credit shall be based upon the Applicable Margin in effect from after the effective date; and the Agent and the Borrower agrees to promptly make all such payments as the Agent may advise are required in order to effect such adjustments.

The determination of such adjustments by the Agent shall be deemed to be correct absent manifest error. If the Agent does not receive a Compliance Certificate on a date required pursuant to Section 9.04(b), then from and after the date such Compliance Certificate was required to have been delivered, the Applicable Margin in respect of each Availment Option shall be the highest Applicable Margin relating thereto, until the fifth Business Day following receipt by the Agent of the required Compliance Certificate.

7.02	Notice Periods

(a)	The Borrowers shall provide written notice to the Agent in respect of Advances, Rollovers, Conversions and Repayments as follows:

(i)	no notice is required in respect of Advances and repayments in respect of Overdrafts;

(ii)	except in respect of Overdrafts, two (2) Business Days’ notice is required before 11:00 a.m. Toronto time in respect of any Advance, Rollover, Conversion or Repayment; and

(iii)

notwithstanding the foregoing, three (3) Business Days’ notice is required before 11:00 a.m. Toronto time in respect of an Advance, Rollover or Repayment relating to a LIBOR Loan or a Letter of Credit, and in respect of a Conversion of another Availment Option into a LIBOR Loan.

(b)

Notice of any Advance, Rollover, Conversion or voluntary Repayment referred to in paragraph (a) above shall be given in the form of a Draw Request, Rollover Notice, Conversion Notice or Repayment Notice, as the case may be, attached hereto as Exhibits. All such notices shall be given to the Agent at its address set out in Section 15.07.

(c)

If notice is not provided as contemplated herein with respect to the maturity of a Bankers’ Acceptance, BA Equivalent Loan or LIBOR Loan, the Agent may convert the Bankers’ Acceptance, BA Equivalent Loan or LIBOR Loan upon its maturity into a Canadian Prime Rate Loan, a U.S. Base Rate Loan or a U.S. Prime Rate Loan, as the case may be.

(d)	Any Conversion from one form of Availment Option to another shall be subject to satisfaction of all of the terms and conditions applicable to the form of the new Availment Option as herein provided.

7.03	Minimum Amounts, Multiples and Procedures re Draws, Conversions and Repayments

(a)	Advances under the Swingline shall be on a dollar for dollar basis and not subject to a minimum amount or a required multiple.

(b)

Subject to paragraph (a), each request by a Borrower for an Advance or Conversion in the form of a Canadian Prime Rate Loan shall be in a minimum amount of CDN$500,000 and a multiple of CDN$100,000, and each request by a Borrower for an Advance or Conversion in the form of a U.S. Base Rate Loan or a U.S. Prime Rate Loan shall be in a minimum amount of $500,000 and a multiple of $100,000.

(c)

Each request by a Canadian Borrower for an Advance by way of Bankers' Acceptances and BA Equivalent Notes shall be for an aggregate face amount of Bankers' Acceptances and BA Equivalent Notes of not less than CDN$1,000,000 and in a multiple of CDN$100,000, and in such amount as will result in the face amount of each Bankers' Acceptance or BA Equivalent Note issued by a Lender being in a multiple of CDN$100,000.

(d)

Each request by a Borrower for an Advance in the form of a LIBOR Loan, and each request by a Borrower for a Conversion of any Availment Option (including existing LIBOR Loans) into a LIBOR Loan, shall be for an aggregate principal amount of not less than $1,000,000 and in a multiple of $100,000.

(e)

Upon receipt of a Draw Request under any Facility, the Agent shall promptly notify each Lender under such Facility of the contents thereof and such Lender's Proportionate Share of the Advance. Such Draw Request shall not thereafter be revocable.

(f)

Each Advance shall be made by the applicable Lenders to the Agent at its address referred to in Section 15.07 or such other address as the Agent may designate by notice in writing to the Lenders from time to time. Each Lender shall make available its Proportionate Share of each said Advance to the Agent. Unless the Agent determines that any condition of the Advance has not been satisfied or waived, the Agent shall make the funds so received from the Lenders available to a Borrower by 2:00 p.m. (Toronto time) on the requested date of the Advance. No Lender shall be responsible for any other Lender's obligation to make available its Proportionate Share of the said Advance.

(g)

Each Borrower agrees to deliver in favour of each Lender such other agreements and documentation as such Lender may reasonably require (not inconsistent with this Agreement) in respect of such Lender's requirements for the acceptance of Bankers' Acceptances or the issuance of BA Equivalent Notes.

(h)

All payments of principal, interest and other amounts made by a Borrower to the Agent in respect of the Outstanding Advances under a Facility (other than the Swingline) shall be paid by the Agent to the respective Lenders, each in accordance with its Proportionate Share thereof.

7.04	Place of Advances, Repayments

(a)

Advances by any Lender to a Canadian Borrower shall be made by such Lender to the Agent from such Lender's Lending Office in Canada. All payments of principal, interest and other amounts to be made by a Canadian Borrower pursuant to this Agreement shall be made to the Agent at its address noted in Section 15.07 or to such other address in Canada as the Agent may direct in writing from time to time. All such payments received by the Agent on a Business Day before 2:00 p.m. (Toronto time) shall be treated as having been received by the Agent on that day; and payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

(b)

Advances by the Swingline Lender to a U.S. Borrower shall be made by the Swingline Lender from its Lending Office in the United States. All payments of principal, interest and other amounts to be made by a U.S. Borrower pursuant to this Agreement shall be made to the Agent at its address at 115 South LaSalle Street, Chicago, Illinois, or to such other address in the United States as the Agent may direct in writing from time to time. All such payments received by the Agent on a Business Day before 2:00 p.m. (Chicago time) shall be treated as having been received by the Agent on that day; payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

(c)

Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Agent.

(d)

Each of the Borrowers hereby irrevocably authorizes the Agent to debit any account maintained by such Borrowers with the Agent from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by the Borrowers pursuant to this Agreement, if such amount is not paid in full by the Borrowers within thirty (30) days after receipt of a written request from the Agent for payment of such amount.

7.05	Evidence of Obligations (Noteless Advances)

The Agent shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute conclusive evidence of the Obligations absent manifest error. The Agent may, but shall not be obliged to, request the Borrowers to execute and deliver promissory notes from time to time as additional evidence of the Obligations, in form and substance satisfactory to the Agent acting reasonably.

7.06	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed in U.S. Dollars, or vice-versa (specifically including for greater certainty the determination of whether the Outstanding Advances under any Facility exceed the maximum amount of such Facility), the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination.

7.07	Purchase of Bankers' Acceptances and BA Equivalent Notes

(a)

In connection with the issuance by a Borrower of a Bankers' Acceptance or BA Equivalent Note, the amount payable by the purchaser thereof to the Borrower shall be determined in accordance with the following formula:

_____F_____

1 + (D x T/365)

where:

F     means the face amount of such Bankers’ Acceptance or BA Equivalent Note,

D     means the discount rate, and

T     means the number of days to maturity of such Bankers’ Acceptance or BA Equivalent Note,

with the amount as so calculated being rounded up or down to the fifth decimal place and with 0.000005 being rounded up.

(b)

Each BA Lender which is a bank listed in Schedule I of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof; provided however that if BMO is the only BA Lender under a Facility, the discount rate shall be the applicable discount rate established by BMO on the issuance date thereof.

(c)

Each BA Lender which is a bank listed in Schedule II or Schedule III of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof plus a premium determined by such BA Lender not in excess of one-tenth of one percent (0.10%) per annum.

(d)

Each Non-BA Lender agrees to purchase BA Equivalent Notes issued by it hereunder at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof.

(e)	The discount applicable to each Bankers' Acceptances and BA Equivalent Note shall be determined on the basis of a year of 365 days.

7.08	Provisions Regarding Bankers’ Acceptances

The following provisions are applicable to Bankers’ Acceptances issued by a Canadian Borrower (referred to in this Section as “the Borrower”) and accepted by any BA Lender hereunder:

Payment of Bankers’ Acceptances

(a)

The Borrower agrees to provide for each Bankers' Acceptance by payment of the face amount thereof to the Agent on behalf of the BA Lender on the maturity of the Bankers' Acceptance or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such BA Lender and such BA Lender shall in turn remit such amount to the holder of the Bankers' Acceptance. If the Borrower fails to provide for the payment of the Bankers' Acceptance accordingly, any amount not so paid shall be immediately payable by the Borrower to the Agent on behalf of the BA Lender together with interest on such amount calculated daily and payable monthly at the rate and in the manner applicable to Canadian Prime Rate Loans under the Facility under which such Bankers' Acceptance was issued. The Borrower agrees not to claim any days of grace for the payment at maturity of any Bankers' Acceptance and agrees to indemnify and save harmless the BA Lender in connection with all payments made by the BA Lender (or by the Agent on its behalf) pursuant to Bankers' Acceptances accepted by the BA Lender, together with all reasonable costs and expenses incurred by the BA Lender in this regard. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a Bankers' Acceptance is held by the BA Lender for its own account at maturity.

Availability of Bankers’ Acceptances

(b)

If at any time and from time to time the Agent determines, acting reasonably, that there no longer exists a market for Bankers' Acceptances for the term requested by the Borrower, or at all, the Agent shall so advise the Borrower, and in such event the BA Lenders shall not be obliged to accept and the Borrower shall not be entitled to issue Bankers' Acceptances.

Power of Attorney

(c)

The Borrower hereby appoints each BA Lender as its true and lawful attorney to complete and issue Bankers' Acceptances on behalf of the Borrower in accordance with written (including facsimile) transmitted instructions provided by the Borrower to the Agent on behalf of such BA Lender, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof. The Borrower agrees to indemnify and hold harmless the Agent and the BA Lenders and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney, except to the extent caused by the gross negligence or wilful misconduct of the Agent or the BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each Bankers' Acceptance completed and issued and accepted in accordance with this Section by a BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that each BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of Bankers' Acceptances. This power of attorney shall continue in force until written notice of revocation has been served upon the Agent by the Borrower at the Agent's address set out in Section 15.07.

7.09	Provisions regarding BA Equivalent Notes

Each Non-BA Lender will not accept Bankers’ Acceptances hereunder, and shall instead from time to time make BA Equivalent Loans to a Canadian Borrower (referred to in this Section as “the Borrower”). Each BA Equivalent Loan shall be evidenced by a non-interest bearing promissory note payable by the Borrower to the Non-BA Lender substantially in the form of Exhibit “H” attached hereto, which will be purchased by the Non-BA Lender. Each BA Equivalent Note shall be negotiable by the Non-BA Lender without notice to or the consent of the Borrower, and the holder thereof shall be entitled to enforce such BA Equivalent Note against the Borrower free of any equities, defences or rights of set-off that may exist between the Borrower and the Non-BA Lender. In this Agreement, all references to a BA Equivalent Note shall mean the loan evidenced thereby if required by the context; and all references to the “issuance” of a BA Equivalent Note by a Non-BA Lender and similar expressions shall mean the making of a BA Equivalent Loan by the Non-BA Lender which is evidenced by a BA Equivalent Note. The following provisions are applicable to each BA Equivalent Loan made by a Non-BA Lender to the Borrower hereunder:

Payment of BA Equivalent Notes

(a)

The Borrower agrees to provide for each BA Equivalent Note by payment of the face amount thereof to the Agent on behalf of the Non-BA Lender on the maturity of the BA Equivalent Note or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such Non-BA Lender and such Non-BA Lender shall in turn remit such amount to the holder of the BA Equivalent Note. If the Borrower fails to provide for the payment of the BA Equivalent Note accordingly, any amount not so paid shall be immediately payable by the Borrower to the Agent on behalf of the Non-BA Lender together with interest on such amount calculated daily and payable monthly at the rate and in the manner applicable to Canadian Prime Rate Loans under the Facility under which such BA Equivalent Note was issued. The Borrower agrees not to claim any days of grace for the payment at maturity of any BA Equivalent Note and agrees to indemnify and save harmless the Non-BA Lender in connection with all payments made by the Non-BA Lender (or by the Agent on its behalf) pursuant to BA Equivalent Notes accepted by the Non-BA Lender, together with all reasonable costs and expenses incurred by the Non-BA Lender in this regard. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a BA Equivalent Note is held by the Non-BA Lender for its own account at maturity.

Availability of BA Equivalent Loans

(b)

The Non-BA Lender shall have no obligation to make BA Equivalent Loans during any period in which the BA Lenders' obligation to issue Bankers' Acceptances is suspended pursuant to Section 3.5 of the CBA Model Provisions.

Power of Attorney

(c)

The Borrower hereby appoints the Non-BA Lender as its true and lawful attorney to complete BA Equivalent Notes on behalf of the Borrower in accordance with written (including facsimile) transmitted instructions delivered by the Borrower to the Agent, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof. The Borrower agrees to indemnify and hold harmless the Agent and the Non-BA Lender and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney except to the extent caused by the gross negligence or wilful misconduct of the Agent or the Non-BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each BA Equivalent Note completed by the Non-BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that the Non-BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of BA Equivalent Notes. This power of attorney shall continue in force until written notice of revocation has been served upon the Agent on behalf of the Non-BA Lender by the Borrower at the Agent's address provided in Section 15.07.

7.10	Provisions Regarding LIBOR Loans

The following provisions are applicable to LIBOR Loans made by the Lenders to any Borrower:

Drawdown Procedures

(a)

Upon receipt by the Agent from the Borrower of a Draw Request, Conversion Notice or Rollover Notice in respect of a LIBOR Loan, the Agent will promptly advise the Borrower of the LIBO Rate, such rate to be determined as at approximately 11:00 a.m. London, England time, two (2) LIBOR Business Days before the commencement of the LIBOR Period for such LIBOR Loan.

Interest Payment Dates

(b)

Interest in respect of any LIBOR Loan shall be calculated on the basis of a year of three hundred and sixty (360) days. Interest in respect of any LIBOR Loan with a LIBOR Period of between one (1) and three (3) months (inclusive) shall be payable at the time the principal amount of such LIBOR Loan is payable.

Laws Applicable to LIBOR Loans

(c)

The Borrower acknowledges that the ability of the Lenders to maintain or provide any LIBOR Loan and/or to charge interest on any LIBOR Loan at the LIBO Rate is and will be subject to any statute, law, regulation, rule or direction by any Governmental Authority having jurisdiction which may prohibit or restrict or limit such loans and/or such interest. The Borrower agrees that the Lenders shall have the right to comply with any such requirements and, if the Agent determines it to be necessary as a result of such requirement, the Agent may convert any LIBOR Loan to a U.S. Base Rate Loan or require immediate repayment of all LIBOR Loans.

7.11	No Repayment of Certain Availment Options

The Borrowers acknowledge that Bankers' Acceptances, BA Equivalent Loans and LIBOR Loans may not be repaid prior to the maturity thereof. If prior to the maturity of such Availment Option the Agent receives any funds from a Borrower or any other Person which are intended to be applied as a Repayment thereof, the Agent may retain such funds without any obligation to invest such funds or pay interest thereon, and shall apply such funds against such Availment Option on the scheduled maturity date thereof.

7.12	Illegality

The obligation of any Lender to make Advances hereunder shall be suspended if and for so long as it is unlawful or impossible for such Lender to maintain the Facility or make Advances hereunder as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency.

7.13	Advances in the United States

The Swingline Lender hereby agrees to make Advances to each U.S. Borrower hereunder from its Lending Office located in the United States, and hereby confirms its understanding that, as at the date of this Agreement, United States withholding tax is not payable in respect of interest, fees, costs and other amounts which are payable by each U.S. Borrower to the Swingline Lender in respect of such Advances. The Swingline Lender will provide the Borrowers and Agent with a properly completed and executed IRS Form W-9, form W-8ECI, Form W-8WMI, Form W-8BEN or other applicable form, certificate or document prescribed by the United States Internal Revenue Service, or any successor agency, or the United States Department of the Treasury, establishing that the Swingline Lender is exempt from any applicable U.S. withholding tax or any U.S. backup withholding tax, as applicable.

7.14	Harris N.A.

Any credit to be extended under this Agreement by BMO to a U.S. Borrower (specifically including for greater certainty an extension of credit arising from the issuance of a Letter of Credit or the entering into of a Service Agreement) may, at the discretion of BMO, be extended by its wholly-owned subsidiary Harris N.A. (referred to in this Section as “Harris”). If any such credit is extended by Harris to a U.S. Borrower, Harris shall be deemed to be a Lender hereunder, and for greater certainty all such extensions of credit shall constitute part of the Obligations and shall be secured by the Security. However, BMO and Harris shall be deemed to be one Lender for the purposes of the definition of "Required Lenders" in Section 1.01; and any notice given to BMO pursuant to Section 15.07 shall be deemed to have also been given to Harris.

7.15	Temporary Facilities Limit

Notwithstanding any other provisions in this Agreement, until the Lenders have received and confirmed (by written notice to the Credit Parties) their satisfaction with (i) the audited financial statements of eNom in respect of its fiscal year ended December 31, 2016; and (ii) all other financial information required by the Lenders to evidence that the eNom EBITDA for such fiscal year is not less than Fifteen Million Dollars ($15,000,000), the aggregate maximum amount of the Outstanding Advances under all Facilities shall not exceed One Hundred Million Dollars ($100,000,000). The Credit Parties undertake and agree to obtain and provide such audited financial statements and additional financial information to the Agent by no later than ninety (90) days after the eNom Closing Date.

ARTICLE VIII - REPRESENTATIONS AND WARRANTIES

8.01	Representations and Warranties

Notwithstanding that this Agreement has been executed and delivered by the parties hereto prior to the completion of the eNom Purchase Transaction, the representations and warranties set out herein are hereby deemed to have been made as if the eNom Purchase Transaction had been completed, and for greater certainty in this Article VIII each reference to the Companies includes the eNom Companies and each reference to a Company includes each eNom Company. The Credit Parties hereby jointly and severally represent and warrant to the Agent and the Lenders as follows:

(a)

Status – Each Company has been duly incorporated (or amalgamated) and organized and is validly subsisting under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings.

(b)

Information – Schedule 8.01(b) attached hereto contains a list of all Companies as at the eNom Closing Date, and the following information in respect of each Company: its present and all prior corporate names, including the names of all corporate predecessors, jurisdiction of incorporation or establishment, present governing jurisdiction, registered office, principal place of business, all locations at which it has places of business or owns assets, its bank accounts, the number and classes of its issued and outstanding shares and a list of its shareholders, partners or members, as applicable, including the number and class of shares (or proportionate membership or partnership interest) held by each. Schedule 8.01(b) also identifies those Companies which are Unsecured Companies.

(c)	Solvency – Each Company is Solvent.

(d)

No Pending Changes – No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties or assets of any Company out of the ordinary course of business or for the purchase, subscription, allotment or issuance of any debt or equity securities of any Company.

(e)

No Conflicting Agreements – Neither the execution and delivery of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security will conflict with, result in a breach of, or constitute a default under the charter documents or by-laws of any Secured Company or any agreement or instrument to which it is a party or is otherwise bound, and does not require the consent or approval of any Person, other than those which have been obtained.

(f)

No Conflict with Charter Documents – There are no provisions in the charter documents, by-laws or partnership agreement of any Secured Company or in any unanimous shareholder agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its property, now owned or subsequently acquired.

(g)

Loan Documents – Each Credit Party has the corporate capacity, power, legal right and authority to borrow from the Lenders, perform its obligations under this Agreement and provide the Security required to be provided by it hereunder; and each other Secured Company has the corporate capacity, power, legal right and authority to guarantee payment to the Agent and the Lenders of the Borrowers’ obligations and provide the Security required to be provided by it hereunder. The execution and delivery of the Loan Documents by the Secured Companies and the performance of their respective obligations therein have been duly authorized by all necessary corporate action. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Secured Companies, enforceable against them in accordance with the terms and provisions thereof, subject to laws of general application affecting creditors’ rights (including Insolvency Legislation) and the discretion of the court in awarding equitable remedies.

(h)

Conduct of Business; Material Permits – Each Company is in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it make such qualification necessary, except to the extent that the failure to hold any such licences, registrations and permits would not constitute a Material Adverse Change. Attached hereto as Schedule 8.01(h) is a true and complete list of all Material Permits, and all such Material Permits are valid and subsisting and in good standing.

(i)

Ownership of Assets; Specific Permitted Liens – Each Company owns, and possesses its property free and clear of any and all Liens except for Permitted Liens. No Company has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Lien which has been granted by any of the Companies. Schedule 8.01(i) attached hereto contains a true and complete list of the Specific Permitted Liens.

(j)	Owned Properties – The Companies do not own any real property other than the real property listed in Schedule 8.01(j) attached hereto.

(k)

Material Leased Properties – Schedule 8.01(k) attached hereto contains a true and complete list of all Material Leased Properties and the Leases and other agreements relating thereto, including, the names of the parties; the address of the Material Leased Property; the rent and other amounts payable under the Material Lease; the term of the Material Lease and all renewal options, and the existence of any purchase option or right of first refusal in respect of the purchase of the Material Leased Property.

(l)

Intellectual Property – Each Company possesses or has the right to use all Intellectual Property material to the conduct of its business. Attached hereto as Schedule 8.01(l) is a list of all such material Intellectual Property held by the Companies as at the eNom Closing Date, including a description of the nature of such rights. No Person has asserted any written claim in respect of the validity of such Intellectual Property or the Companies’ rights therein, and the Credit Parties are not aware of any valid basis for the assertion of any such claims. To the knowledge of the Credit Parties, the conduct and operations of the businesses of each Company do not infringe, misappropriate, dilute or violate any Intellectual Property rights held by any other Person.

(m)	Insurance – The Companies have obtained insurance which satisfies all requirements set out in Section 9.01(h) herein.

(n)

Material Agreements – Each Material Agreement to which any Company is a party is in good standing and in full force and effect; and none of the Borrowers, or, to the knowledge of the Credit Parties, any of the other parties thereto, is in material breach of any of the terms or conditions contained therein. Attached hereto as Schedule 8.01(n) is a true and complete list of all Material Agreements to which the Companies are a party as at the eNom Closing Date.

(o)

Labour Agreements – Schedule 8.01(o) attached hereto contains a true and complete list of all contracts with labour unions and employee associations to which the Companies are a party, and the Borrowers are not aware of any attempts to organize or establish any other labour union or employee association.

(p)	Environmental Laws – Except to the extent disclosed in Schedule 8.01(p) attached hereto:

(i)

each Company and its business, operations, assets, equipment, property, leaseholds and other facilities is in compliance in all material respects with all Requirements of Environmental Law, specifically including all Requirements of Environmental Law concerning the storage and handling of Hazardous Materials;

(ii)

each Company holds all material permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials and all other Requirements of Environmental Law;

(iii)

there has been no material emission, spill, release, or discharge into or upon the air, soils (or any improvements located thereon), surface water or groundwater or the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Materials at or from any of the Properties;

(iv)

no complaint, order, directive, claim, citation, or notice from any Governmental Authority or any other Person has been received by any Company with respect to any of the Properties in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting the Properties;

(v)

there are no legal or administrative proceedings, investigations or claims now pending, or to the Borrowers’ knowledge, threatened in writing, with respect to the presence on or under, or the discharge, emission, spill, radiation or disposal into or upon any of the Properties, the atmosphere, or any watercourse or body of water, of any Hazardous Material; nor are there any material matters under discussion between any Company and any Governmental Authority relating thereto; and to the knowledge of the Credit Parties there is no valid basis for any such proceedings, investigations or claims; and

(vi)

the Companies have no material indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any Hazardous Materials, including without limitation any such indebtedness, obligation, or liability under any Requirements of Environmental Law regarding such storage, treatment, cleanup or disposal.

(q)

No Litigation – There are no actions, suits or proceedings pending, or to the knowledge of the Credit Parties, threatened in writing, against any Company in any court or before or by any Governmental Authority, except: (i) litigation disclosed in Schedule 8.01(q) attached hereto; and (ii) other litigation in which all amounts claimed against the Companies do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000). To the knowledge of the Credit Parties, there are no investigations by any Governmental Authority (specifically including any Canadian federal or provincial Governmental Authority or any U.S. federal or state Governmental Authority) with respect to the conduct of any Credit Party's business.

(r)

Pension Plans – Schedule 8.01(r) attached hereto contains a true and complete list of all Pension Plans established by the Companies, and no Pension Plan listed therein is a defined benefit pension plan. No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan sufficient to give rise to a Lien under any applicable laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which might result in the incurrence by any Company of any material liability, fine or penalty. Each such Pension Plan is in compliance in all material respects with all Applicable Law, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of such Pension Plan have been made in accordance with all Applicable Law and the terms of such Pension Plan, (ii) to the extent applicable, all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any Applicable Law or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any Taxes or penalties under any Applicable Law.

(s)

Financial Statements – The most recent Year-end Financial Statements and Interim Financial Statements delivered to the Agent and the Lenders have been prepared in accordance with GAAP (except in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly (in each case, subject to normal year-end adjustments):

(i)	the assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Tucows Inc. on a consolidated basis as at the dates therein specified;

(ii)	the sales, earnings and results of operations of Tucows Inc. on a consolidated basis during the periods covered thereby; and

(iii)	in the case of the Year-end Financial Statements, the changes in financial position of Tucows Inc. on a consolidated basis;

and since the dates of the said Year-end Financial Statements and Interim Financial Statements, as the case may be, no material liabilities have been incurred by Tucows Inc. on a consolidated basis except in the ordinary course of business and except for liabilities permitted to be incurred pursuant to this Agreement, and no Material Adverse Change has occurred.

(t)

Financial and Other Information – All financial and other written information provided by or in respect of the Companies to the Agent and the Lenders was true, correct and complete in all material respects when provided. No written information, exhibit, or report furnished by the Companies to the Agent or the Lenders contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(u)

No Guarantees – No Guarantees have been granted by any Company, except for (i) Guarantees which comprise part of the Security; and (ii) Guarantees in respect of Permitted Funded Debt incurred by any other Company;

(v)

Taxes – Each Company has duly and timely filed all tax returns required to be filed by it, and has paid all Taxes which are due and payable by it except for Taxes being contested in good faith and in respect of which reserves have been established in accordance with GAAP. Each Company has also paid all other Taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice except for Taxes being contested in good faith and in respect of which reserves have been established in accordance with GAAP. There are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Credit Parties, threatened in writing, against any Company in respect of Taxes, governmental charges or assessments except for any such actions, suits, proceedings, investigations or claims which are being contested in good faith and in respect of which reserves have been established in accordance with GAAP.

(w)

Statutory Liens – Each Company has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(x)	No Default, etc. – No Default, Event of Default or Material Adverse Change has occurred and is continuing.

(y)

Transactions with Related Persons – The Companies are not party to any contract, commitment or transaction (including by way of loan) with any Related Person thereto which contains any terms which are not commercially reasonable.

(z)

Financing of eNom Purchase Transactions - Attached hereto as Schedule 8.01(z) is a summary of the sources and application of funds relating to the eNom Purchase Transaction. Immediately following the completion of the eNom Purchase Transaction, Acquireco and each eNom Company will continue to be Solvent, and the Credit Parties have no reason to believe that the Acquireco or any eNom Company will not continue to be Solvent thereafter.

(aa)

eNom Purchase Documents – Acquireco has the corporate capacity, power, legal right and authority to purchase the eNom Shares and to enter into and perform its obligations under the eNom Purchase Documents. The execution and delivery of the eNom Purchase Documents by the eNom Purchaser Parties and the performance of their respective obligations therein have been duly authorized by all necessary corporate action and constitute legal, valid and binding obligations of the eNom Purchaser Parties, enforceable against them in accordance with the terms and provisions thereof, subject to laws of general application affecting creditors' rights and the discretion of the court in awarding equitable remedies.

(bb)

Due Diligence regarding eNom Purchase Transaction – The Credit Parties have conducted due diligence with respect to eNom and its business and assets as would be considered appropriate and prudent for a transaction in the nature of the eNom Purchase Transaction. No information was disclosed during such due diligence concerning eNom or its business and assets, and the Credit Parties are not aware of any information inconsistent in any material respect with any of the representations or warranties provided the eNom Vendor Parties in the eNom Purchase Agreement or which could reasonably be expected to be material to a purchaser of eNom, except as expressly disclosed in the eNom Purchase Agreement.

8.02	Additional Representations and Warranties in respect of U.S. Companies

The Credit Parties hereby jointly and severally represent and warrant to the Agent and the Lenders as follows with respect to each U.S. Company (for greater certainty, including each eNom Company):

(a)

Margin Stock – It is not engaged in the business of purchasing or carrying margin stock, or extending credit to others for the purpose of purchasing or carrying margin stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the U.S. Federal Reserve System), and no part of the proceeds of any Advance or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(b)

Investment Company – It is not an “investment company’ nor a company “controlled” by an “investment company,” nor is it required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(c)

ERISA – Compliance by the U.S. Companies with the provisions hereof and the credit events contemplated hereby will not involve any prohibited transactions within the meaning of ERISA or Section 4975 of the Revenue Code. With respect to each Plan, it and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Revenue Code to the extent applicable to it and has not incurred any liability to the PBGC or under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA; and it does not have any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA or as required under U.S. State law requirements for health continuation coverage. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither it nor any member of its Controlled Group has completely or partially withdrawn from a Multiemployer Plan; it and all members of its Controlled Group have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither it nor any member of its Controlled Group has incurred any liability to the PBGC under ERISA, in each case, which could reasonably be expected to result in a Material Adverse Change.

(d)

OFAC – It is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Borrower nor any other Company (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any assets located in a country or territory subject to sanctions administered and enforced by OFAC, or (iii) except where such restrictions conflict with applicable Canadian laws, knowingly derives any revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Except where such restrictions conflict with applicable Canadian laws, no proceeds of any Advance made under this Agreement will knowingly be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(e)

Patriot Act – To the extent applicable, it is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the Patriot Act. No part of the proceeds of the loans made hereunder will be used by any U.S. Companies or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(f)

Foreign Corrupt Practices Act – Each of the U.S. Companies and each of its Subsidiaries is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended and the U.S. Companies and each Subsidiary has procedures and internal controls reasonably designed to ensure compliance with the United States Foreign Corrupt practices Act of 1977, as amended. No part of the proceeds of the loans made hereunder will be used by the Borrowers, any U.S. Company or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.03	Survival of Representations and Warranties

Each Credit Party acknowledges that the Agent and the Lenders are relying upon the foregoing representations and warranties in connection with the establishment of the Facilities, the making of Advances thereunder from time to time and the entering into of any Hedging Agreements with the Borrowers from time to time. Notwithstanding any investigations which may be made by the Agent or the Lenders, the said representations and warranties shall survive the execution and delivery of this Agreement until full and final payment and satisfaction of the Obligations.

ARTICLE IX - COVENANTS

9.01	Positive Covenants

Each Credit Party hereby covenants and agrees with the Agent and the Lenders that it will, and will cause each Company which is its Subsidiary to:

(a)	Prompt Payment – in the case of the Borrowers, pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

(b)

Preservation of Corporate Existence – except for corporate changes made in compliance with the requirements of Section 9.02(h) herein, maintain its corporate existence, continue to carry on its business, preserve its rights, powers, licences, privileges, franchises and goodwill, exercise any rights of renewal or extensions of any leases, licences, concessions, franchises or any other rights whatsoever which are material to the conduct of its business, maintain all qualifications to carry on business in each jurisdiction in which such qualifications are required, carry on and conduct its business in a proper and efficient manner so as to protect its property and income and not materially change the nature of its business;

(c)

Compliance with Laws – comply in all material respects with Applicable Law (specifically including, for greater certainty, Requirements of Environmental Law), use the proceeds of all Advances hereunder for legal and proper purposes, and obtain and maintain in good standing all material leases, licences, permits and approvals from any and all Governmental Authorities required in respect of its business and operations;

(d)

Payment of Taxes, etc. – pay when due all rents, Taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its property which are material to the conduct of its business, and deliver to the Agent upon request receipts evidencing such payments; except for rents, Taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained, reserves have been established in accordance with GAAP; and the amounts in question do not in the aggregate materially detract from the ability of the Companies to carry on their businesses and to perform and satisfy all of their respective obligations hereunder;

(e)	Maintain Records – maintain adequate books, accounts and records in accordance with GAAP;

(f)	Maintenance of Assets – keep its property and assets in good repair and working condition;

(g)

Inspection – permit the Agent and the Lenders and their respective employees and agents (during normal business hours and in a manner which does not materially interfere with its operations) to enter upon and inspect its properties, assets, books and records from time to time and make copies of and abstracts from such books and records, and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors;

(h)

Insurance – obtain from financially responsible insurance companies and maintain liability insurance, all-risks property insurance on a replacement cost basis (less a reasonable deductible not to exceed amounts customary in the industry for similar businesses and properties), business interruption insurance and insurance in respect of such other risks as the Agent upon the instructions of the Required Lenders may reasonably require from time to time; all of which policies of insurance shall be in such amounts as may be reasonably required by the Required Lenders and shall include a standard mortgage clause approved by the Insurance Bureau of Canada (or an equivalent clause in respect of all U.S. Companies); and the interest of the Agent shall be noted as an additional insured on all liability insurance policies and as first mortgagee and loss payee on all other insurance policies (except in respect of property insurance for the Unsecured Companies); and the Agent shall be provided with certificates of insurance and certified copies of such policies from time to time upon request;

(i)

Perform Obligations – fulfil all covenants and obligations required to be performed by it under those Loan Documents to which it is a party and any other agreement or undertaking now or hereafter made between it and the Lenders or the Agent;

(j)

Notice of Certain Events – provide prompt notice to the Agent of: (i) the occurrence of any Default (for greater certainty, whether or not such Default is continuing); (ii) the incorrectness in any material respect of any representation or warranty in this Agreement and any material changes to the information contained in the Schedules attached hereto; (iii) any material contravention of or non-compliance by any Company with any terms and conditions of any Loan Document; (iv) any Material Adverse Change; (v) any litigation in which the amount claimed against any one or more of the Companies and not covered by insurance is greater than Five Hundred Thousand Dollars ($500,000); (vi) any notice of default, termination or suspension received by any Company in respect of Funded Debt or in respect of any Material Agreement or Material Permit; (vii) the adoption by any Company of any material accounting change promptly thereafter; (viii) the issuance of any management letter to Tucows Inc. by its auditor; (ix) a proposed change of name of any Company, which notice shall be given at least thirty (30) days prior to such change becoming effective; and (x) any written notice given by any party to the eNom Purchase Agreement regarding an amount payable or claimed to be payable by any other party thereto in excess of Five Hundred Thousand Dollars ($500,000) (excluding amounts comprising working capital or purchase price adjustments contemplated and determined in accordance with the provisions thereof);

(k)	Bank Accounts and Service Agreements – maintain all of its bank accounts and Service Agreements with BMO and its Affiliates, subject to the following exceptions:

(i)

Tucows.com may continue to maintain all bank accounts maintained by it with The Toronto-Dominion Bank in Canada and the United States existing as at the Facilities Initial Establishment Date (in this clause referred to as the “permitted accounts”) provided that (i) Tucows.com Co., such bank and the Agent shall have entered into a deposit account control agreement in respect of each permitted account in form and substance satisfactory to the Agent; and (ii) if at any time the aggregate amount in the permitted accounts exceeds the Equivalent Amount of Five Hundred Thousand Dollars ($500,000) Tucows.com Co. shall promptly (without the necessity of any notice or request by the Agent) transfer monies from the permitted accounts into a bank account maintained by it with the Agent such that immediately after such transfer the amount in the permitted accounts does not exceed Five Hundred Thousand Dollars ($500,000);

(ii)

Tucows Corp. may continue to maintain its bank account with Bankcorp South Starkville existing as at the Facilities Initial Establishment Date provided that (i) the amount on deposit in such account shall not exceed One Hundred Thousand Dollars ($100,000) at any time; and (ii) if requested by the Agent at any time, Tucows Corp., such bank and the Agent shall enter into a deposit account control agreement in respect of such account in form and substance satisfactory to the Agent;

(iii)

Blue Ridge Websoft, LLC (doing business under the name and style of “Blue Ridge Internetworks”) may continue to maintain its bank account with Middleburg Bank existing as at the Facilities Initial Establishment Date provided that (i) the amount on deposit in such account shall not exceed Three Hundred Fifty Thousand Dollars ($350,000) at any time; and (ii) if requested by the Agent at any time, Blue Ridge Websoft, LLC, such bank and the Agent shall enter into a deposit account control agreement in respect of such account in form and substance satisfactory to the Agent;

(iv)

EPAG Domainservices GmbH may continue to maintain its bank accounts with Deutsche Bank and Commerzbank existing as at the Facilities Initial Establishment Date provided that the aggregate amount on deposit in such accounts shall not exceed Five Hundred Thousand Euros (€500,000) at any time;

(v)

the eNom Companies may continue to maintain their bank accounts with Silicon Valley Bank existing as at the Amendment Closing Date during the sixty (60) day period immediately following the eNom Closing Date provided that the aggregate of all amounts held in such accounts shall not exceed One Million Dollars ($1,000,000) at any time during such period (and for greater certainty, the eNom Companies shall establish replacement bank accounts with an Affiliate of BMO within such sixty (60) day period); and the Credit Parties may at their option extend such period for a further period of sixty (60) days if prior to the commencement of such extended period a deposit account control agreement in respect of such accounts shall have been provided to the Agent in form and substance satisfactory to the Agent; and

(vi)

the eNom Companies may continue to maintain their bank accounts with Commonwealth Bank in Australia existing as at the Amendment Closing Date during the sixty (60) day period immediately following the eNom Closing Date provided that the aggregate of all amounts held in such accounts shall not exceed Two Hundred Thousand Dollars ($200,000) at any time during such period (and for greater certainty, the eNom Companies shall establish replacement bank accounts with an Affiliate of BMO within such sixty (60) day period); and the Credit Parties may at their option extend such period for a further period of sixty (60) days if prior to the commencement of such extended period a deposit account control agreement in respect of such accounts shall have been provided to the Agent in form and substance satisfactory to the Agent;

(l)

Use of Advances – utilize the proceeds of all Advances for the respective Borrowers’ own business purposes; and not permit such proceeds to be used, directly or indirectly, by any other Person or for any other purpose;

(m)

Environmental Information – if requested by the Agent from time to time upon the instructions of the Required Lenders: (i) provide the Agent with an environmental questionnaire in the Agent’s standard form completed by a knowledgeable officer of Tucows Inc. in respect of any Owned Property or Material Leased Property; and (ii) if the information contained therein is inconsistent in any material respect with the representations in Section 8.01(p) herein, provide the Agent with a phase I environmental report in respect of such Owned Property or Material Leased Property, and promptly take all such action as may be required to comply with all recommendations contained therein;

(n)

ERISA – in the case of the U.S. Companies, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could result in the imposition of a Lien other than a Permitted Lien against any of its properties; promptly notify the Agent of (i) the occurrence of any Reportable Event with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by it or any Subsidiary of any material liability, fine or penalty, or any material increase in its contingent liability with respect to any post-retirement Welfare Plan benefit;

(o)

Patriot Act – in the case of the U.S. Companies, the Borrowers acknowledge and agree that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”), the Agent and any Lender may be required to obtain, verify and record information with respect to the U.S. Companies; and each Borrower hereby agrees to cooperate with the Administrative Agent and each Lender and provide them with all information they may require in order to fulfil their obligations under the Patriot Act; and without limiting the generality of the foregoing, each Borrower agrees to use commercially reasonable efforts to obtain the consent of any of its officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada; and

(p)

Further Assurances – provide the Agent and the Lenders with such further information, financial data, documentation and other assurances as they may reasonably require from time to time in order to ensure ongoing compliance with the terms of this Agreement.

9.02	Negative Covenants

Each Credit Party hereby covenants and agrees with the Agent and the Lenders that it will not, and will ensure that each Company which is its Subsidiary does not, without the prior written consent of the Required Lenders (or if required pursuant to Section 13.01, all Lenders acting unanimously), which consent may be withheld in their sole discretion unless otherwise expressly provided herein:

(a)	Funded Debt – create, incur or assume any Funded Debt, except Permitted Funded Debt;

(b)	Liens – grant or suffer to exist any Lien in respect of any of its property, except Permitted Liens;

(c)	Disposition of Assets – directly or indirectly sell or otherwise dispose of any of its assets, except that:

(i)	each Company may sell or transfer assets to any other Secured Company; and

(ii)	each Company may sell or dispose of Domain Names from time to time, and Section 4.04(f) (to the extent applicable) shall apply in respect of all such dispositions; and

(iii)

each Company may sell or dispose of inventory and other assets (excluding Domain Names) from time to time in the ordinary course of business (but for greater certainty, a sale and leaseback transaction shall not be considered to be in the ordinary course of business); and Section 4.04(f) (to the extent applicable) shall apply in respect of all such dispositions;

(d)

Guarantees – become obligated under Guarantees except: (i) Guarantees which comprise part of the Security; (ii) Guarantees in respect of Permitted Funded Debt incurred by any Company; and (iii) Guarantees in respect of trade obligations incurred by any Company in the ordinary course of business;

(e)

Investments – make or acquire any Investments, except that the following Investments may be made or acquired if both immediately before and immediately after each such Investment no Default or Event of Default has occurred and is continuing:

(i)	Permitted Acquisitions;

(ii)	Investments in a Secured Company;

(iii)

Investments in an Unsecured Company, provided that the aggregate amount of all Investments made by the Companies in Unsecured Companies does not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(iv)

Investments in direct obligations of Canada or the United States of America, including Canadian or United States of America federal, provincial or state obligations, with maturities of one (1) year or less from the date of acquisition of the investment, provided that if required by the Required Lenders, the Company making such Investment shall provide such additional items of Security as the Agent may require in order that such investments shall be specifically pledged to the Agent;

(v)	Investments in certificates of deposit having maturities of less than one (1) year, issued by BMO; and

(vi)	an Investment in NameJet, LLC pursuant to that certain Joint Venture Agreement, dated as of October 4, 2007, by and between Network Solutions, LLC and eNom.

(f)

Capital Expenditures – incur Capital Expenditures, except that the following Capital Expenditures may be incurred if both immediately before and immediately after each such Capital Expenditure no Default or Event of Default has occurred and is continuing:

(i)	in the Fiscal Year ending December 31, 2016 the Companies may incur Capital Expenditures in the maximum aggregate amount of Twenty-Two Million Dollars ($22,000,000);

(ii)

in the Fiscal Year ending December 31, 2017, if the eNom Purchase Transaction has not been completed the Companies may incur Capital Expenditures in the maximum aggregate amount of Twenty-Two Million Dollars ($22,000,000);

(iii)

in the Fiscal Year ending December 31, 2017, if the eNom Purchase Transaction has been completed the Companies may incur Capital Expenditures in the maximum aggregate amount of Thirty-Two Million Eight Hundred Thousand Dollars ($32,800,000); and

(iv)

in each subsequent Fiscal Year the Companies may incur Capital Expenditures in the maximum aggregate amount of the forecasted Capital Expenditures set out in the Annual Business Plan submitted by Tucows Inc. and approved by the Required Lenders in respect of such Fiscal Year, such approval not to be unreasonably withheld;

(g)

Distributions – make any Distributions, except as follows: (A) each Company may make Distributions to any Secured Company; and (B) prior to the Acceleration Date, each Company may make Distributions provided that both immediately before and immediately after each such Distribution no Default, Event of Default or Material Adverse Change has occurred and is continuing;

(h)

Corporate Changes – not materially change the nature of its business or enter into any transaction whereby all or a substantial portion of its property would become the property of any other Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, without the prior written consent of the Required Lenders; except that any of the foregoing transactions may take place among the Companies (and no other Persons) if prior written notice is given to the Agent, a Material Adverse Change will not occur as a result, and the Companies concurrently provide such additional or replacement Security as the Required Lenders may reasonably require;

(i)

Payments in respect of Subordinated Debt – make any payment in respect of principal, interest, fees or any other amounts in respect of Subordinated Debt except to the extent (if any) expressly permitted under the terms and conditions of the subordination and postponement agreement relating thereto;

(j)	Defined Benefit Pension Plans – establish, assume or otherwise become a party to or liable under any defined benefit pension plan;

(k)	Fiscal Year – change its Fiscal Year (which for greater certainty presently ends on December 31st in each year), except with the prior written consent of the Required Lenders;

(l)	Auditors – change its auditors from its current audit firm (KPMG LLP) to a firm that is not a nationally recognized auditing firm, except with the prior written consent of the Required Lenders;

(m)	Dealing with Related Persons – enter into any contract with any Related Person unless all terms and conditions thereof (specifically including the price) are commercially reasonable;

(n)

Use of Advances – use the proceeds of any Advance for any purposes other than those expressly contemplated in this Agreement (and without limiting the generality of the foregoing, the proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity); and

(o)

New Subsidiaries – create or acquire any Subsidiary unless (a) all of the issued and outstanding shares in the capital of such Subsidiary are owned directly or indirectly by Tucows Inc.; (b) such new Subsidiary provides a Guarantee in respect of the Obligations and all Security required to be provided by it hereunder; and (c) all of the issued and outstanding shares of such new Subsidiary are pledged to the Agent, and in each case accompanied by legal opinions as contemplated herein.

9.03	Financial Covenants

Tucows Inc. agrees to maintain, on a consolidated basis, the financial ratios and amounts listed below:

(a)	the Fixed Charge Coverage Ratio shall not be less than 1.20 to 1 at the end of each Fiscal Quarter:

(b)	subject to paragraph (c), the Total Funded Debt to EBITDA Ratio shall not exceed:

(i)	2.25 to 1 on the Amendment Closing Date and at the end of each Fiscal Quarter thereafter up to and including the Fiscal Quarter ending March 31, 2017; and

(ii)	2.00 to 1 on June 30, 2017 at the end of each Fiscal Quarter thereafter; and

(c)	from and after the eNom Closing Date, paragraph (b) shall no longer apply and in lieu thereof, the Total Funded Debt to EBITDA Ratio shall not exceed:

(i)	3.00 to 1 on the eNom Closing Date and at the end of each Fiscal Quarter thereafter up to and including the Fiscal Quarter ending September 30, 2017;

(ii)	2.50 to 1 on December 31, 2017 and at the end of each Fiscal Quarter thereafter up to and including the Fiscal Quarter ending September 30, 2018; and

(iii)	2.25 to 1 on December 31, 2018 and at the end of each Fiscal Quarter thereafter.

9.04	Reporting Requirements

The Credit Parties shall deliver or cause to be delivered (by email in accordance with Section 15.07) to the Agent the following financial and other information at the times indicated below:

(a)

if requested by the Agent upon the instructions of the Required Lenders from time to time, a list of aged accounts receivable and accounts payable for the Companies on a consolidated basis within thirty (30) days after the end of each month;

(b)

the Interim Financial Statements by the 45th day after the end of each of each Fiscal Quarter (for greater certainty, specifically including the fourth Fiscal Quarter in each Fiscal Year), together with a Compliance Certificate certified by a Senior Officer of Tucows Inc. in the form of Exhibit “F” attached hereto which shall evidence compliance with all financial ratios and amounts set out in Section 9.03 herein in respect of such Fiscal Quarter (including all supporting calculations) and shall include a report with respect to the sale of Domain Names in such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year, accompanied by an analysis of any material variances between actual results to date and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

(c)

the annual audited Year-end Financial Statements of Tucows Inc. on a consolidated and consolidating basis (including an unqualified opinion from its auditor in respect of thereof together with an authorized copy of the auditor’s letter to management) prepared in accordance with GAAP, by the 120th day after the end of each Fiscal Year, accompanied by a Compliance Certificate certified by a Senior Officer in the form of Exhibit “F” attached hereto which shall evidence compliance with all financial ratios and amounts set out in Section 9.03 herein in respect of such Fiscal Year (including all supporting calculations), and accompanied by an analysis of any material variances between actual results for such Fiscal Year and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

(d)

not later than one-hundred twenty (120) days following the end of each Fiscal Year, an Excess Cash Flow Certificate in respect of such Fiscal Year certified by a Senior Officer in the form of Exhibit “G” attached hereto;

(e)	not later than thirty (30) days following the commencement of each Fiscal Year, the Annual Business Plan for such Fiscal Year;

(f)

promptly upon request by the Agent from time to time, an updated certificate of insurance listing all insurance policies then held by the Companies and including the notation of the Agent’s interest thereon in compliance with the requirements of Section 9.01(h) herein (which certificate shall contain no disclaimers which would prevent the Agent from relying thereon); and

(g)

such additional information and documents as the Agent or the Lenders may reasonably require from time to time, not inconsistent with the terms of this Agreement, to ensure the ongoing compliance by the Borrowers with the terms and conditions of this Agreement, in form reasonably acceptable to the Agent and the Lenders.

9.05	Anti-Money Laundering

(a)

The Credit Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and the Lenders may be required to obtain, verify and record information regarding the Companies and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Companies and the transactions contemplated hereby. The Credit Parties shall promptly provide all such information, including any supporting documentation and other evidence, as may be reasonably requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, to the extent the same is required in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	If the Agent has ascertained the identity of any Company, or any authorized signatories of any Company, for the purposes of applicable AML Legislation, then the Agent shall:

(i)

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of any Company, or any authorized signatories of any Company, on behalf of any Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Company, or any such authorized signatory, in doing so.

9.06	Terrorist Lists

The Credit Parties shall ensure that each Company is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter-terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Company (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise Targetco of Canadian economic sanctions laws or (iv) is Controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is Targetco of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law.

ARTICLE X - SECURITY

10.01	Security to be Provided by the Companies

The Credit Parties agree to provide (or cause to be provided) the security listed below as continuing security for the payment of the Obligations and the payment and performance of all other present and future, direct and indirect, indebtedness and obligations of the Borrowers to the Agent and the Lenders, specifically including the obligations of the Borrowers arising under or in respect of this Agreement, the Hedging Agreements and the other Loan Documents:

(a)

a Guarantee from each Secured Company in respect of all present and future, direct and indirect, indebtedness and obligations of the Borrowers to the Agent and the Lenders, subject to the following exceptions and limitations:

(i)

the amount of each Guarantee shall be unlimited unless a limit is required under Applicable Law, in which event the limit of such Guarantee shall be the highest amount permissible under Applicable Law; and

(ii)

each Guarantee and all Security provided by a U.S. Company shall expressly provide that the obligations of the Borrowers secured thereby do not include any obligations arising under or in connection with any Hedging Agreements to the extent that the granting of such Guarantee or Security would be illegal pursuant to the Commodity Exchange Act (7 U.S.C. § 1 et, seq.) as amended from time to time and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the failure of such U.S. Company to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantee or the grant of such Security becomes effective with respect to such Hedging Agreement;

(b)

a general security agreement, debenture, movable hypothec or similar form of security from each Secured Company creating a First-Ranking Security Interest in respect of all of its present and future property, assets and undertaking, specifically including all shares, partnership interests and other equity interests held by such Secured Company in the capital of any other Secured Company;

(c)	a debenture or collateral mortgage from each Secured Company creating a First-Ranking Security Interest in respect of all Owned Properties;

(d)

to the extent requested by the Agent upon the instructions of the Required Lenders, debentures, collateral mortgages or other forms of security required by the Agent in order to create a First-Ranking Security Interest in respect of any or all Material Leased Properties;

(e)

to the extent requested by the Agent upon the instructions of the Required Lenders, specific assignments by the Companies of all rights and benefits arising under any Material Agreement, accompanied by an agreement from the other contracting party thereto, in form and substance satisfactory to the Agent and the Lenders;

(f)

a specific assignment of all rights and benefits (but not obligations) of the eNom Purchaser Parties under the eNom Purchase Agreement, including an acknowledgement and consent to such assignment from the eNom Vendor Parties in form and substance satisfactory to the Agent;

(g)

to the extent requested by the Agent upon the instructions of the Required Lenders, security agreements creating an assignment and First-Ranking Security Interest in respect of its rights to and interest in Intellectual Property, together with any necessary consents from other Persons which may be required in connection with the granting of such assignment and security interest in any Intellectual Property considered by the Lenders to be material;

(h)

assignments of the interest of each Secured Company in all policies of insurance held by it which requirement shall be satisfied if the Agent’s interest as first mortgagee and loss payee is recorded on such policies; and

(i)	such other security as may be reasonably required by the Agent and the Lenders from time to time, not inconsistent with the provisions of this Agreement.

10.02	Designation of Secured Companies

If at any time the earnings before interest, taxes depreciation and amortization of all Unsecured Companies (determined in the same manner as EBITDA) represents more than fifteen percent (15%) of EBITDA, or if the value of the assets of all Unsecured Companies represents more than fifteen percent (15%) of the aggregate value of the assets of the Companies (in each case as indicated on the most recent Interim Financial Statements or Year-end Financial Statements), the Required Lenders may by notice in writing to Tucows Inc. designate any one or more of such Unsecured Companies to be a Secured Company in order that such thresholds are not exceeded. Tucows Inc. shall cause each such Secured Company to promptly execute and deliver a guarantee and all Security required pursuant to Section 10.01.

10.03	Security to be Provided by Others

(a)

The Borrowers shall cause each holder of indebtedness which is intended to constitute Subordinated Debt to provide a subordination and postponement agreement in favour of the Agent, in form and substance satisfactory to the Agent. The provision of such subordination and postponement agreements shall constitute a condition precedent to the first Advance and each subsequent Advance hereunder, and the absence of any required such subordination and postponement agreement shall constitute an Event of Default.

(b)	To the extent requested by the Agent from time to time, the Borrowers agree to use commercially reasonable efforts to obtain Landlord Agreements in respect of the Material Leased Properties.

10.04	General Provisions re Security; Registration

The Security shall be in form and substance satisfactory to the Agent and the Lenders in their sole discretion. The Agent may require that any item of Security be governed by the laws of the jurisdiction where the property subject to such item of Security is located. The Security shall be registered where necessary or desirable to record and perfect the charges contained therein as may be determined by the Agent in its sole discretion, specifically including registrations in the Canadian Intellectual Property Office.

10.05	Opinions re Security

The Credit Parties shall cause to be delivered to the Agent the opinions of the solicitors for the Secured Companies regarding their corporate status, the due authorization, execution and delivery of the Security provided by them, all registrations in respect of the Security, the results of all applicable searches in respect of them, and the enforceability of such Security; all such opinions to be in form and substance satisfactory to the Agent and its counsel.

10.06	After-Acquired Property, Further Assurances

The Credit Parties shall execute and deliver from time to time, and cause each of their respective Subsidiaries and Affiliates to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Agent and Lenders from time to time, not inconsistent with the terms of this Agreement, in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder. The Credit Parties also agree to provide to the Agent from time to time, promptly upon receipt of a written request from the Agent, copies of any documents delivered in connection with the completion of the eNom Purchase Transaction.

10.07	Insurance by Agent

If the Credit Parties do not provide the Agent with evidence of continuing insurance coverage in accordance with the requirements of this Agreement, the Agent may, but shall have no obligation to, purchase such insurance in order to protect the interests of the Agent and the Lenders in the Collateral. Such insurance may also, but need not, also protect the Companies’ interests in the Collateral. The Credit Parties agree to immediately reimburse the Agent upon demand for all costs and expenses incurred by the Agent in respect of the purchase of any such insurance, and until so paid such expenses shall constitute part of the Obligations, shall bear interest at the highest rate provided herein and shall be secured by the Security.

10.08	Insurance Proceeds

If insurance proceeds become payable in respect of loss of or damage to any property owned by a Secured Company:

(a)	if an Event of Default has occurred and is continuing at such time, the Agent shall apply such proceeds against the Obligations;

(b)

if no Event of Default has occurred and is continuing at such time, and such proceeds are less than Two Hundred Fifty Thousand Dollars ($250,000), the Lenders agree to consent to the payment of such proceeds to such Secured Company if:

(i)	such property has been repaired or replaced and the proceeds will reimburse the Secured Company for payments it has made for such purpose; or

(ii)	the Secured Company confirms in writing to the Agent and the Lenders that it will forthwith use such proceeds to repair or replace such property; and

(c)

if no Event of Default has occurred and is continuing at such time, and such proceeds are equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), the Agent shall apply such proceeds against the Obligations unless the Agent, on the instructions of the Required Lenders in their sole discretion, has agreed in writing that such proceeds shall be used to replace the property.

ARTICLE XI - CONDITIONS PRECEDENT

11.01	Conditions Precedent to Amendments

The amendments to the 2016 Credit Agreement reflected in this Agreement shall become effective on the date (the “Amendment Closing Date”) on which all of the following conditions have been satisfied, in each case to the satisfaction of the Agent and the Lenders in their sole discretion:

(a)	all conditions present in Section 11.02 shall have been satisfied;

(b)	no litigation is pending or threatened in writing against one or more of the Companies that, if decided against the applicable Company or Companies, could constitute a Material Adverse Change;

(c)

all Security required to be provided prior to the Amendment Closing Date shall have been executed and delivered, all registrations necessary or desirable in connection therewith shall have been made, and all legal opinions and other documentation required by the Lenders in connection therewith shall have been executed and delivered, all in form and substance satisfactory to the Agent and the Lenders in their sole discretion;

(d)	the Companies shall have no other Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder);

(e)	the Agent and the Lenders shall have received satisfactory evidence that there are no Liens affecting any of the Companies, except for Permitted Liens;

(f)

if requested by the Agent, the Agent and the Lenders shall have received particulars of all Permitted Liens, specifically including the assets encumbered thereby, the amounts due thereunder, and confirmation from the holders thereof that the terms thereof are being complied with;

(g)	the property and assets of the Secured Companies shall be insured in accordance with the requirements of this Agreement;

(h)

the Agent shall have received an officer's certificate and certified copies of resolutions of the board of directors of each Secured Company concerning the due authorization, execution and delivery of the Loan Documents to which it is a party, and such related matters as the Agent and the Lenders may reasonably require;

(i)

the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each Secured Company issued by its governing jurisdiction and each other jurisdiction in which it carries on business or holds any material assets;

(j)	the Agent shall have received opinions from the solicitors for each Secured Company regarding its corporate status, the due authorization, execution, delivery and enforceability of the Loan Documents provided by it, and such other matters as the Agent and the Lenders may reasonably require;

(k)	the Agent and the Lenders shall have received a Compliance Certificate which evidences compliance with all financial covenants in Section 9.03 as at September 30, 2016;

(l)	the Companies shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

(m)

the Borrowers shall have paid to the Agent all fees and expenses (including the Agent’s reasonable third party legal expenses) relating to the amendments contained herein, specifically including all underwriting fees, arrangement fees and similar fees as agreed in writing between the Borrowers and the Agent; and

(n)

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

11.02	Conditions Precedent to all Advances

The Lenders shall have no obligation to make the first Advance or any subsequent Advance to any Borrower unless at the time of making each such Advance the following conditions shall have been satisfied:

(a)

the representations and warranties in Section 8.01 shall be true and correct in all material respects as if made on the date of such Advance, except for any such representations and warranties which are expressly stated herein to have been made only as at the date of this Agreement, and except as may be otherwise agreed in writing by the Required Lenders in their discretion from time to time;

(b)

any additional Security required to be provided at such time shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made as required pursuant to this Agreement, and any other documentation required by the Agent pursuant to this Agreement shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion;

(c)	no Default or Event of Default shall have occurred and be continuing, nor shall the making of such Advance result in the occurrence of any Default or Event of Default;

(d)	the Borrowers shall have given a Draw Request to the Agent in accordance with the notice requirements provided herein (except in respect of Advances in the form of Overdrafts);

(e)	since the date of the most recent Interim Financial Statements delivered to the Agent, no Material Adverse Change shall have occurred; and

(f)	no third party demand or garnishment order for payment to any Governmental Authority shall have been received by the Agent or any Lender in respect of any Company.

11.03	Additional Conditions Precedent to Advances under Facility B and Facility C

The Lenders shall have no obligation to make the first Advance or any subsequent Advance under each of Facility B and Facility C unless at the time of making each such Advance the following conditions shall have been satisfied (for greater certainty, in addition to all other conditions precedent under Section 11.02):

(a)

no Default or Event of Default shall have occurred and be continuing, nor shall the transaction(s) intended to be made using the proceeds of such Advance result in the occurrence of any Default or Event of Default;

(b)

the Draw Request shall set out whether the purpose of the requested Advance is for the purpose of: (i) Share Repurchases; (ii) Domain Purchases and Permitted Acquisitions; or (iii) FTTH Capital Expenditures; or to repay indebtedness incurred prior to the Facilities Initial Establishment Date for any such purposes;

(c)

in respect of an Advance for the purpose of assisting the Borrowers in making a Permitted Acquisition, a description of business and assets proposed to be acquired, the business rational for the Acquisition, a pro-forma Compliance Certificate indicating Tucows Inc. is in compliance with all financial covenants in Section 9.03 herein immediately prior to such Acquisition and will continue to be in compliance with such financial covenants during four (4) Fiscal Quarters immediately thereafter, and all other information reasonably required by the Lenders to satisfy themselves that such Acquisition constitutes a Permitted Acquisition;

(d)

in respect of an Advance for the purpose of assisting the Borrowers in making FTTH Capital Expenditures, details of such Capital Expenditures to be made using the proceeds of such Advance and the aggregate amount of all FTTH Capital Expenditures previously made in the same Fiscal Year with a comparison to the budgeted FTTH Capital Expenditures for such Fiscal Year contained in the Annual Business Plan; and

(e)

in respect of an Advance for the purpose of Share Repurchases, the Lenders shall be satisfied in their discretion with the terms and conditions of Tucows’ Inc. share buyback program, and the aggregate amount of such Advance and all other Advances previously made for such purpose shall not at exceed the greater of the following amounts: (i) Twenty Million Dollars ($20,000,000); and (ii) the lesser of (A) Forty Million Dollars ($40,000,000); and (B) an amount equal to one and one-half (1.5) times EBITDA in the four (4) Fiscal Quarters immediately preceding such Advance.

11.04	Additional Conditions Precedent to Advance under Facility D

The Lenders shall have no obligation to make an Advance under Facility D unless at the time of making such Advance the following conditions shall have been satisfied (for greater certainty, in addition to all other conditions precedent under Section 11.02):

(a)	the Lenders shall have completed and shall be satisfied with their due diligence in respect of financial matters relating to the eNom Companies, specifically including the following:

(i)

the audited financial statements in respect of eNom prepared by PriceWaterhouseCoopers in respect of its fiscal years ending December 31, 2014 and December 31, 2015, and the unaudited interim financial statements of eNom prepared by PriceWaterhouseCoopers on a review basis in respect of the fiscal period in its current fiscal year to September 30, 2016, all on a consolidated and unconsolidated basis and prepared in accordance with GAAP; and no Material Adverse Change shall have occurred in the financial condition or prospects of the eNom Companies since September 30, 2016;

(ii)

a financial forecast in respect of the eNom Companies in respect of the five (5) year period immediately following the eNom Closing Date, specifically including a statement of cash flows and a detailed budget in respect of Capital Expenditures;

(iii)

a pro forma Compliance Certificate which evidences compliance with all financial covenants in Section 9.03 as if the eNom Purchase Transaction had been completed and the Advance under Facility D had been made, based on the Interim Financial Statements of Tucows Inc. as at September 30, 2016 and the interim financial statements of eNom as at September 30, 2016;

(iv)	satisfactory review of the eNom EBITDA with respect to:

A.	normalization adjustments, as identified by management;

B.	impact of new and/or discontinued product/business lines;

C.	impact of related party transactions (including but not limited to the current indirect cost allocation methodology of the eNom Vendor Parties);

D.	impact of any changes in accounting policies, procedures, estimates and timing of accruals;

E.	impact of large, unusual and/or non-recurring events or transactions that may have distorted results; and

F.	any other potential items identified during due diligence.

(b)

the Lenders shall have completed and shall be satisfied with their due diligence in respect of operational and other non-financial matters relating to the eNom Companies, specifically including the following:

(i)

third party validation of the number of domains under registration for eNom for its fiscal years ended December 31, 2014 and December 31, 2015, and the fiscal period in its current fiscal year ended September 30, 2016;

(ii)	the terms and conditions of all Material Contracts and Material Permits relating to the eNom Companies, specifically including the existing contracts for their top five (5) customers;

(iii)	review of sales revenue and gross margin percentages for the top ten (10) customers of the eNom Companies;

(iv)	system and process compatibility between the other Companies and the eNom Companies;

(v)	review of the transaction costs estimated to be $5,000,000 associated with the eNom acquisition and validation of these as one-time, non-recurring costs;

(vi)	review of the headcount reduction numbers at eNom and validation of the feasibility of same given synergies at Tucows;

(vii)	comparative analysis between the eNom Companies and the other Companies with respect to the gross margin percentages of the two businesses;

(viii)	validation of the domain registration renewal percentages for the eNom Companies and the other Companies and comparison of the same with industry standards; and

(ix)	consideration of the threat of new entrants (such as Amazon or Google) on established registrars (the eNom Companies and the other Companies) with respect to client retention and growth prospects;

(c)

the Lenders shall have completed and shall be satisfied with their due diligence in respect of the eNom Purchase Transaction, specifically including the terms and conditions of the eNom Purchase Agreement, the management retention agreement for Mr. Jason Silverstein, the transition services agreement and all other eNom Purchase Documents (both as to legal and business matters);

(d)

the purchase price for the eNom Shares shall not exceed Eighty-Three Million Five Hundred Thousand Dollars ($83,500,000), subject to post-closing adjustments as provided in the eNom Purchase Agreement;

(e)

the Agent shall have received a certificate from an officer of Tucows.com Co. confirming that (i) upon payment to the eNom Vendor Parties of the purchase price payable under the eNom Purchase Agreement all transactions contemplated therein will be completed, (ii) the Credit Parties are not aware of any information inconsistent in any material respect with any of the representations or warranties provided by the eNom Vendor Parties in the eNom Purchase Agreement or which could reasonably be expected to be material to a purchaser of the eNom Shares; (iii) the eNom Purchaser Parties have not waived any material conditions precedent contained in the eNom Purchase Agreement for their benefit, (iv) all documents required to complete the eNom Purchase Transaction have been executed and delivered in escrow and shall be automatically released from escrow upon receipt by the eNom Vendor Parties of the said purchase price, and (v) all approvals from Governmental Authorities or third parties which are necessary in connection therewith have been given unconditionally and without containing any onerous terms;

(f)

not less than three (3) days prior to the date of the said Advance under Facility D, the Lenders shall have received a pro forma Compliance Certificate which evidences compliance with all financial covenants under this Agreement as if the transactions contemplated herein had been completed and the said Advance under Facility D had been made;

(g)	no litigation is pending or threatened in writing against one or more of the eNom Companies that, if decided against the applicable eNom Companies, could constitute a Material Adverse Change;

(h)

to the extent requested by the Agent, the Agent and the Lenders shall have received (i) an environmental questionnaire in the Agent’s standard form in respect of each Owned Property owned by the eNom Companies and Material Leased Property leased by the eNom Companies completed by a knowledgeable officer of Tucows Inc.; and (ii) if the information contained therein is inconsistent in any material respect with the representations in Section 8.01(p) herein, a phase I environmental report in respect of such Owned Property or Material Leased Property;

(i)

arrangements satisfactory to the Agent shall have been made in order that immediately upon completion of the eNom Purchase Transaction: (i) all Security required to be provided by the eNom Secured Companies shall be executed and delivered, including an officer's certificate and certified copies of resolutions of the board of directors of each eNom Secured Company concerning the due authorization, execution and delivery of such Security; (ii) all registrations necessary or desirable in connection therewith shall be made; and (iii) all legal opinions and other documentation required by the Lenders in connection therewith shall be executed and delivered; all in form and substance satisfactory to the Agent and the Lenders in their sole discretion;

(j)

arrangements satisfactory to the Agent shall have been made in order that the proceeds of the Advance under Facility D shall, to the extent required, be applied to repay all Funded Debt owing by the eNom Companies and (ii) all indebtedness of the eNom Vendor Parties secured by Liens against the eNom Purchased Shares or the shares of any other eNom Company;

(k)

the Agent and the Lenders shall have received satisfactory evidence that immediately after the completion of the eNom Purchase Transaction there will be no Liens affecting any of the eNom Companies or their respective assets, except for Permitted Liens;

(l)

if requested by the Agent, the Agent and the Lenders shall have received particulars of all Permitted Liens affecting the eNom Companies or their respective assets, specifically including the assets encumbered thereby, the amounts due thereunder, and confirmation from the holders thereof that the terms thereof are being complied with;

(m)

the Agent and the Lenders shall have received satisfactory evidence that there are no Liens affecting the eNom Shares or the shares of any other eNom Companies, except to the extent that any such Liens will be released and discharged concurrently with the completion of the eNom Purchase Transaction;

(n)	the property and assets of the eNom Companies shall be insured in accordance with the requirements of this Agreement;

(o)

the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each eNom Secured Company issued by its governing jurisdiction and each other jurisdiction in which it carries on business or holds any material assets;

(p)	the eNom Purchase Agreement shall include confirmation by the eNom Vendor Parties that no approvals from Governmental Authorities are required in connection with the eNom Purchase Transaction;

(q)	the eNom Companies shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

(r)

the Borrowers shall have paid to the Agent all fees and expenses (including the Agent’s reasonable third party legal expenses)relating to the establishment of Facility D, specifically including all underwriting fees, arrangement fees and similar fees as agreed in writing between the Borrowers and the Agent; and

(s)

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

ARTICLE XII - DEFAULT AND REMEDIES

12.01	Events of Default

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default under this Agreement (an “Event of Default”):

(a)	any Borrower fails to pay any Interest due hereunder within three (3) Business Days after the date such Interest is due, or fails to pay any principal or other amount hereunder when due;

(b)

any representation or warranty provided by a Company to the Agent or the Lenders herein or in any other Loan Document was incorrect in any material respect on the date on which such representation or warranty was made;

(c)	Tucows Inc. is not in compliance with any of the financial covenants set out in Section 9.03;

(d)

any Company fails to perform or comply with any of its covenants or obligations contained in this Agreement, the Security or any other agreement made between it and any Lenders (other than those set out in paragraphs (a), (b) and (c) above) after receipt of notice of such non-compliance from the Agent; provided that if such non-compliance is capable of remedy within fifteen (15) days and such Company diligently attempts to remedy such non-compliance and continually informs the Agent of its efforts in this regard, and such non-compliance is remedied within such period, then such non-compliance shall be deemed not to constitute an Event of Default;

(e)

any Company is in default in the payment of any indebtedness under any Material Agreement or any agreement relating to Funded Debt (after the expiry of any grace or cure periods relating thereto) and such default involves an amount or potential liability equal to or greater than Five Hundred Thousand Dollars ($500,000); or any Company agrees to the surrender or termination of any Material Agreement prior to the expiry date expressly set out therein (unless it is concurrently replaced by another Material Agreement containing substantially similar terms);

(f)	an Insolvency Event occurs in respect of any Company;

(g)

any Person takes possession of any property of a Company that is material to its financial condition, undertaking or operations by way of or in contemplation of enforcement of security; or a distress or execution or similar process is levied or enforced against any such property; except to the extent that: such matter is being diligently contested by such Company in good faith and on reasonable grounds; such Company provides the Agent with all information relating to such matter as it may reasonably request from time to time; a reserve satisfactory to the Required Lenders has been established; and the amount in dispute is not material, as determined by the Required Lenders (and without restricting the generality of the foregoing, an amount in dispute in excess of Five Hundred Thousand Dollars ($500,000) shall be deemed to be material);

(h)

one or more final judgments or decrees for the payment of money shall have been obtained or entered against any one or more of the Companies in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate and shall not be paid, discharged, vacated, bonded or stayed within ninety (90) days;

(i)

any Governmental Authority shall take any action to condemn, seize or appropriate any property of any Company that is material to the financial condition, business or operations of the Companies taken as a whole;

(j)

any Loan Document or any material provision thereof is or is declared by any court of competent jurisdiction to be unenforceable, or any Secured Company terminates or purports to terminate its liability under any Loan Document or disputes the validity or enforceability of such Loan Document;

(k)

any agreement which comprises part of the Security granted by a Secured Company ceases to constitute a valid First-Ranking Security Interest in respect of the property intended to be subject thereto, except as otherwise expressly permitted herein;

(l)

any Company which is presently a Subsidiary of Tucows Inc. ceases to be a Subsidiary of Tucows Inc. (except as a result of an amalgamation or merger with another Company or a winding-up into another Company), unless the Lenders in their discretion otherwise agree in writing;

(m)	any Person or group of Persons acting in concert has Control of any Company at any time;

(n)

any report of the auditors of Tucows Inc. in the Year-end Financial Statements contains a going-concern qualification or other qualification relating to the creditworthiness of the Companies on a consolidated basis;

(o)

any of the following events shall occur or exist under ERISA with respect to any U.S. Company or any member of a Controlled Group: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject such U.S. Company to any tax, penalty, or other liability which would reasonably be expected to result in a Material Adverse Change; or

(p)	an event occurs which constitutes a Material Adverse Change.

12.02	Acceleration; Additional Interest

(a)	Upon the occurrence of an Insolvency Event, the Obligations shall become immediately due and payable, without the necessity of any demand upon or notice to the Credit Parties by the Agent.

(b)

Upon the occurrence and during the continuation of any Event of Default other than an Insolvency Event, the Agent shall, if instructed of the Required Lenders, issue a written notice to the Credit Parties (a "Acceleration Notice") declaring all of the Obligations to be immediately due and payable.

(c)

At any time on or after the Acceleration Date the Agent may exercise any and all rights and remedies hereunder and under any other Loan Documents, including the enforcement of all or any portion of the Security.

(d)

From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, both before and after the Acceleration Date, all Outstanding Advances shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Lenders for the additional risk.

12.03	Acceleration of Certain Contingent Obligations

Upon the occurrence of an Event of Default which is continuing, any Lender which has issued or made a Bankers' Acceptance, BA Equivalent Note, LIBOR Loan or Letter of Credit or entered into a Hedging Agreement with a Borrower may make a Canadian Prime Rate Loan or U.S. Base Rate Loan to such Borrower in an amount equal to the face amount of such Bankers' Acceptance, BA Equivalent Note, LIBOR Loan or Letter of Credit, or the amount required to unwind such Hedging Agreement (such amount to be determined in accordance with the terms thereof), as the case may be; and the proceeds of any such Loan shall be held by such Lender and used to satisfy the Lender's obligations under the said Bankers' Acceptance, BA Equivalent Note, LIBOR Loan or Letter of Credit as such becomes due, or to effect the unwinding of such Hedging Agreement. Any such Loan shall bear interest at the rate and in the manner applicable to Canadian Prime Rate Loans or U.S. Base Rate Loans, as applicable, under the Facility under which the said Bankers' Acceptance, BA Equivalent Note, LIBOR Loan or Letter of Credit was issued.

12.04	Combining Accounts, Set-Off

Upon the occurrence and during the continuation of Event of Default, in addition to and not in limitation of any rights now or hereafter granted under applicable law, each Lender may without notice to any Company at any time and from time to time:

(a)

combine, consolidate or merge any or all of the deposits or other accounts maintained with such Lender by such Company (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company’s obligations to such Lender hereunder; and

(b)	set-off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such obligations.

12.05	Appropriation of Monies

After the occurrence and during the continuation of an Event of Default, the Agent may from time to time, but subject to Section 13.03, apply any Proceeds of Realization of the Security against any portion or portions of the Obligations, and the Borrowers may not require any different application. The taking of a judgment or any other action or dealing whatsoever by the Agent or the Lenders in respect of the Security shall not operate as a merger of any of the Obligations hereunder or in any way affect or prejudice the rights, remedies and powers which the Agent or the Lenders may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or the said obligations shall not release or affect the liability of the Borrowers or any other Person in respect of the remaining portion of the Obligations.

12.06	No Further Advances

The Lenders shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrowers which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Agent to the Borrowers of a written notice that an Event of Default has occurred and is continuing and that as a result thereof no further Advances will be made (whether or not such notice also requires immediate repayment of the Obligations; (ii) the occurrence of an Insolvency Event; and (iii) receipt by the Agent or any Lender of any garnishment notice or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada) or any similar notice under any other statute in effect in any jurisdiction.

12.07	Judgment Currency

If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary for a Lender to convert into the currency of such jurisdiction (in this Section called the “Judgment Currency”) any amount due to the Lender by the Borrowers hereunder in any currency other than the Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrowers will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due by the Borrowers under this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

12.08	Remedies Cumulative

All rights and remedies granted to the Agent and the Lenders in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

12.09	Performance of Covenants by Agent

If the Borrowers fail to perform any covenant or obligation to be performed by them pursuant to this Agreement, the Agent may in its sole discretion, after written notice to the Borrowers, perform any of the said obligations but shall be under no obligation to do so; and any amounts reasonably expended or advanced by the Agent for such purpose shall be payable by the Borrowers upon demand together with interest at the rate applicable to Canadian Prime Rate Loans under Facility A.

ARTICLE XIII - THE AGENT AND THE LENDERS

13.01	Lenders’ Decisions

(a)

Any amendment to this Agreement relating to the following matters, and the granting of any waiver or consent by the Lenders in respect of such matters, shall require the unanimous agreement of the Lenders:

(i)	changes to the interest rates and fees payable in respect of the Facilities;

(ii)	increases in the maximum amount of credit available under the Facilities;

(iii)	extensions of the Maturity Date;

(iv)	changes to the scheduled dates or the scheduled amounts for Repayments hereunder;

(v)	releases of all or any portion of the Security, except to the extent provided in paragraph (c) below;

(vi)	the definitions of “Required Lenders” and “Proportionate Share” in Section 1.01;

(vii)	any provision of this Agreement which expressly states that the unanimous consent of the Lenders is required in connection with any action to be taken or consent to be provided by the Lenders; and

(viii)	this Section 13.01.

(b)

Except for the matters described in paragraph (a) above, any amendment to this Agreement shall be effective if made among the Credit Parties, the Agent and the Required Lenders, and for greater certainty any such amendment which is agreed to by the Required Lenders shall be final and binding upon all Lenders.

(c)

The Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Agent) which the Companies are permitted to dispose of pursuant to this Agreement without obtaining the prior written consent of the Lenders; and in releasing any such security the Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by any Credit Party, without further enquiry. Otherwise, any release or discharge in respect of the Security or any portion thereof shall require the written consent of the Lenders acting unanimously.

(d)

Except for the matters which require the unanimous consent of the Lenders as set out in the foregoing paragraphs of this Section 13.01, and except as otherwise specifically provided in this Agreement, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of written notice to the Credit Parties of the occurrence of an Event of Default, the issuance of a demand for payment of the Obligations, a decision to make an Advance despite any condition precedent relating thereto not being satisfied, the provision of any waiver in respect of a breach of any covenant or the granting of any consent) shall be effective if approved by the Required Lenders; and any such decision or action shall be final and binding upon all the Lenders.

(e)

Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be unanimous shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 13.06(l) or (ii) by a written instrument executed by all of the Lenders. Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be made by the Required Lenders shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 13.06(l) or (ii) by a written instrument executed by the Required Lenders. Any such instrument may be executed by fax or pdf and in counterparts.

13.02	Security

(a)

Except to the extent provided in paragraph (b), the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain the Security, including: taking possession of the certificates representing the securities required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering the Collateral. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders. The Agent shall comply with all instructions provided by the Lenders in connection with the enforcement or release of the Security which it holds. The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice.

(b)

Any security which may be granted by a Company in favour of any Lender directly (such as but not limited to security provided in favour of BMO prior to the date hereof and security granted in favour of any Lender under the Bank Act (Canada)) shall be deemed to constitute part of the Security. Each Lender which holds any such item of security agrees that it shall not enforce such security unless and until the Required Lenders have made a determination to enforce the Security pursuant to Section 13.01(d), and such Lender agrees to remit to the Agent all amounts received by it in connection with the enforcement thereof. All such amounts shall be deemed to constitute Proceeds of Realization and shall be dealt with as provided in Section 13.03.

13.03	Application of Proceeds of Realization

Notwithstanding any other provision of this Agreement, the Proceeds of Realization of the Security or any portion thereof shall be distributed in the following order:

(a)	first, in payment of all costs and expenses incurred by the Agent and the Lenders in connection with such realization, including legal, accounting and receivers' fees and disbursements;

(b)	second, against the remaining Obligations (except those referred to in paragraph (c) below), on a pari passu basis among the Lenders to whom such Obligations are payable;

(c)	third, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-Funding Lenders to whom such Obligations are payable; and

(d)	fourth, if all obligations of the Borrowers listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

13.04	Payments by Agent

(a)	The following provisions shall apply to all payments made by the Agent to the Lenders hereunder:

(i)

the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrowers;

(ii)

if the Agent receives a payment of principal, interest, fees or other amount owing by a Borrower under any Facility or Tranche which is less than the full amount of any such payment due, the Agent shall distribute such amount received among the Lenders under such Facility or Tranche in each Lender's Proportionate Share thereof;

(iii)

if any Lender has advanced more or less than its Proportionate Share of any Facility or Tranche, such Lender's entitlement to a payment of principal, interest, fees or other amount owing by a Borrower under such Facility or Tranche shall be increased or reduced, as the case may be, to reflect the amount actually advanced by such Lender;

(iv)

if a Lender's Proportionate Share of an Advance under any Facility or Tranche has been advanced for less than the full period to which any payment by a Borrower relates, such Lender's entitlement to receive a portion of any payment of interest or fees under such Facility or Tranche shall be reduced in proportion to the length of time such Lender's Proportionate Share has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to the CBA Model Provisions);

(v)

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall be deemed to be prima facie correct;

(vi)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein;

(vii)	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

(viii)

if the Agent has received a payment from a Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Proportionate Share of such payment on such Business Day, the Agent agrees to pay interest on such late payment at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

(b)

The Agent may in its sole discretion from time to time make adjustments in respect of any Lender's share of a Drawdown, Conversion, Rollover or Repayment under any Facility or Tranche in order that the Outstanding Advances due to such Lender under such Facility or Tranche shall be approximately in accordance with such Lender's Proportionate Share of such Facility or Tranche.

13.05	Protection of Agent

(a)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address set out in Exhibit A attached hereto is correct, unless and until it has received from such Lender a notice designating a different address.

(b)

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained (and to the extent that such costs are not recovered from the Borrowers pursuant to this Agreement, each Lender agrees to reimburse the Agent in such Lender's Proportionate Share of such costs).

(c)

Unless the Agent has actual knowledge or actual notice to the contrary, it may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Company upon a statement contained in any Loan Document.

(d)	Unless the Agent has actual knowledge or actual notice to the contrary, it may rely upon any communication or document believed by it to be genuine.

(e)

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by the Required Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised (provided that such instructions shall be required to be provided by all of the Lenders in respect of any matter for which the unanimous consent of the Lenders is required as set out herein).

(f)

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its sole and unfettered opinion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such law or directive.

(g)

The Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

(h)

The Agent shall not be bound to disclose to any Person any information relating to the Companies or any Related Person if such disclosure would or might in its opinion in its sole discretion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person.

(i)

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Loan Document except in the case of the Agent's gross negligence or wilful misconduct.

13.06	Duties of Agent

The Agent shall:

(a)

as a non-fiduciary agent for the Borrowers, maintain a record of the Outstanding Advances owing to each Lender (including the interest of each Lender in all outstanding Syndicated Letters of Credit), which record shall conclusively be presumed to be correct and accurate, absent manifest error;

(b)	hold and maintain the Security to the extent provided in Section 13.02;

(c)

provide to each Lender copies of all financial information received from the Borrowers promptly after receipt thereof, and copies of any Draw Requests, Conversion Notices, Rollover Notices, Repayment Notices and other notices received by the Agent from the Borrowers upon request by any Lender;

(d)	promptly advise each Lender of Advances required to be made by it hereunder and disburse all Repayments to the Lenders hereunder in accordance with the terms of this Agreement;

(e)	promptly notify each Lender of the occurrence of any Event of Default of which the Agent has actual knowledge or actual notice;

(f)

at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any Proceeds of Realization;

(g)	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith;

(h)

each time a Borrower requests the written consent of the Lenders in connection with any matter, use its best efforts to obtain and communicate to such Borrower the response of the Lenders in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

(i)

give written notice to the Borrowers in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Lenders, if required under the terms of this Agreement;

(j)	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by the Required Lenders;

(k)

refrain from exercising any right, power or discretion vested in it under this Agreement or any document incidental thereto if so instructed by the Required Lenders (in respect of any matter which requires the consent of the Required Lenders), or by all of the Lenders (in respect of any matter which requires the unanimous consent of the Lenders); and

(l)	call a meeting of the Lenders at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender.

13.07	Lenders’ Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

13.08	Sharing of Information

The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Companies whether or not such information is confidential; but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).

13.09	Acknowledgement by Borrowers

Each Credit Party hereby acknowledges notice of the terms of the provisions of this Article XIII and agrees to be bound hereby to the extent of its obligations hereunder.

13.10	Amendments to Article XIII

The Agent and the Lenders may amend any provision in this Article XIII, except Section 13.01, without prior notice to or the consent of the Borrowers, and the Agent shall provide a copy of any such amendment to the Borrowers reasonably promptly thereafter; provided however if any such amendment would materially adversely affect any rights, entitlements, obligations or liabilities of the Borrowers, such amendment shall not be effective until the Borrowers provides their written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

13.11	Deliveries, etc.

As between the Companies on the one hand, and the Agent and the Lenders on the other hand:

(a)

all statements, certificates, consents and other documents which the Agent purports to deliver to a Company on behalf of the Lenders shall be binding on each of the Lenders, and none of the Companies shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

(b)

all certificates, statements, notices and other documents which are delivered by a Company to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(c)	all payments which are delivered by the Borrowers to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

13.12	Agency Fees

(a)

The Borrowers hereby jointly and severally agree to pay to the Agent an annual agency fee in the amount of Seven Thousand Five Hundred Dollars ($7,500) per Lender, payable in advance on the date of this Agreement and annually on each anniversary date thereafter during the term of this Agreement.

(b)	Each Lender which assigns its interests to another Person agrees to pay an assignment fee of Five Thousand Dollars ($5,000) or the Canadian Dollar equivalent thereof, to the Agent.

13.13	Non-Funding Lender

(a)

Each Non-Funding Lender shall be required to provide to the Agent, immediately upon receipt of a written request from the Agent, (A) cash in an amount equal to 105% of such Non-Funding Lender's Proportionate Share of the face amount of outstanding Letters of Credit, and (B) cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all other obligations of such Non-Funding Lender to the Agent that are owing or may become owing pursuant to this Agreement, including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrowers. Such cash shall be held by the Agent in one or more accounts in the name of the Agent and shall not be required to be interest-bearing. The Agent shall be entitled to apply such cash from time to time in satisfaction of all or any portion of such obligations of such Non-Funding Lender, as determined by the Agent in its discretion.

(b)

The Agent shall be entitled to set off any Non-Funding Lender's Proportionate Share of all payments received from the Borrowers against such Non-Funding Lender's obligations to fund payments and Advances required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent from the Borrowers and due to such Non-Funding Lender pursuant to this Agreement, which amounts shall be used by the Agent (A) first, to reimburse the Agent for any amounts owing to it by such Non-Funding Lender pursuant to this Agreement or any other Loan Document, (B) second, to reimburse the other Lenders in respect of any Advances which may have been made by them in their discretion in order to fund, in whole or in part, any shortfall in Advances which were required to have been made by such Non-Funding Lender (and to the extent that any said Advance made by a Lender is so reimbursed, such Advance shall be deemed to have been assigned by such Lender to the Non-Funding Lender), (C) third, to be held in such account and applied by the Agent from time to time against all other obligations of such Non-Funding Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrowers, and (D) fourth, at the Agent's discretion, to fund from time to time such Non-Funding Lender's Proportionate Share of Advances under any Facility.

(c)

A Non-Funding Lender shall have no voting or consent rights with respect to matters under this Agreement or the other Loan Documents, unless and until it is no longer a Non-Funding Lender. Accordingly, the Commitments and the aggregate unpaid principal amount of the Advances owing to any Non-Funding Lender shall be disregarded in the determination of the Required Lenders.

(d)

Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Non-Funding Lender) for any action taken or omitted to be taken by them in connection with amounts payable by the Borrowers to a Non-Funding Lender and received by the Agent and applied in accordance with the provisions of this Agreement, save and except for the negligence or wilful misconduct of the Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

ARTICLE XIV - CBA MODEL PROVISIONS

14.01	CBA Model Provisions Incorporated by Reference

The CBA Model Provisions (except for the footnotes contained therein) form part of this Agreement and are incorporated herein by reference, subject to the following variations:

(a)

Each term set out below which is used as a defined term in the CBA Model Provisions shall be deemed to have been replaced as set out below; and for greater certainty the said replacement term shall have the meaning ascribed thereto in Section 1.01 of this Agreement:

●	“Administrative Agent” shall be replaced by “Agent”;

●	“Applicable Percentage” shall be replaced by “Proportionate Share”;

●	“Base Rate Loans” shall be replaced by “U.S. Base Rate Loans”;

●	“Borrower” shall mean all or any of the Borrowers as the context requires;

●	“LIBO Rate Loan” shall be replaced by “LIBOR Loan”;

●	“Loans” shall be replaced by “Advances”;

●	“Obligors” shall be replaced by “Credit Parties”; and

●	“Provisions” shall be replaced by “CBA Model Provisions”.

(b)	The defined term “Foreign Lender” in the CBA Model Provisions does not include a lender that is resident under the laws of Canada for purposes of the Income Tax Act, Canada.

(c)

"Pro rata share", "rateably" and similar terms in the CBA Model Provisions shall have the meaning ascribed to the term "Proportionate Share" as defined in Section 1.01 of this Agreement, if the context requires.

(d)

The terms "Related Parties" and "Related Party" in the CBA Model Provisions shall be deemed to have the meanings ascribed to the defined terms "Related Persons" and "Related Person" in this Agreement, respectively.

(e)	In the third line of subsection 7.7(1) of the CBA Model Provisions, the phrase "…in consultation with the Borrower…" is hereby amended to read "…upon notice to the Borrowers…".

(f)

In the eleventh and twelfth lines of Section 10(b)(i) of the CBA Model Provisions, the following phrase is hereby deleted: "…in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility …".

(g)

The parties hereby acknowledge and agree that the indemnity contained in clause 9(b)(iii) of the CBA Model Provisions is in addition to and not in substitution for the indemnity contained in Section 15.04 of this Agreement.

14.02	Inconsistencies with CBA Model Provisions

To the extent that there is any inconsistency between a provision of this Agreement and a provision of the CBA Model Provisions, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the CBA Model Provisions shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the CBA Model Provisions imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

ARTICLE XV - GENERAL

15.01	Waivers

The failure or delay by the Agent or any Lender in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by the Borrowers and any course of action on the part of the Agent or any Lender, shall not operate as a waiver of any rights of the Agent or such Lender unless made in writing by the Agent or such Lender. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Agent or such Lender with respect to any other or future non-compliance.

15.02	Expenses; Debit Authorization

Whether or not the transactions contemplated by this Agreement are completed or any Advance has been made, the Credit Parties agree to pay on demand by the Agent from time to time all reasonable expenses incurred by the Agent and the Lenders in connection with this Agreement, the Security and all documents contemplated hereby, specifically including: reasonable expenses incurred by the Agent and the Lenders in respect of due diligence, appraisals, insurance consultations, credit reporting and responding to demands of any Governmental Authority, reasonable legal expenses in connection with the preparation and interpretation of this Agreement and the Security and the administration of the Facilities generally, including the preparation of waivers and partial discharges of Security; and all reasonable legal expenses in connection with the protection and enforcement of the Security. Each Credit Party hereby authorizes the Agent to debit any account maintained by it with the Agent, and to set off and compensate against any and all accounts, credits and balances maintained by it with the Agent, in order to pay (i) any interest or other amounts payable by the Credit Parties from time to time pursuant to this Agreement when due; and (ii) any expenses referred to herein which are not paid by the Credit Parties within ten (10) days after delivery to them of a written request from the Agent for payment of such expenses. The Agent agrees to give written notice to the Credit Parties of any such debit promptly thereafter.

15.03	General Indemnity

In addition to any other liability of the Borrowers hereunder, each Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees on a solicitor and his own client basis) of any kind or nature whatsoever (but excluding any consequential damages and damages for loss of profit) which may be imposed on, incurred by or asserted against the Indemnitees (except to the extent arising from the negligence or wilful misconduct of such Indemnitees) which relate to or arise out of or result from:

(a)

any failure by any Borrower to pay and satisfy its obligations hereunder including, without limitation, any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund or maintain the Facilities or as a result of such Borrower’s failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

(b)	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by the Borrowers of the proceeds of any Advance; and

(c)	any instructions given to any Lender to stop payment on any cheque issued by any Borrower or to reverse any wire transfer or other transaction initiated by such Lender at the request of any Borrower;

provided, however, that such indemnity shall not be available to any Indemnitee to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Indemnitee or (ii) result from a claim brought by the Credit Parties against any Indemnitee for breach in bad faith of such Indemnitee’s obligations under any Loan Document.

15.04	Environmental Indemnity

In addition to any other liability of the Borrowers hereunder, each Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against:

(a)	any losses suffered by them for, in connection with, or as a direct or indirect result of, the failure of any of the Companies to comply with all Requirements of Environmental Law;

(b)

any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any property owned by any of the Companies or upon which they on business; and

(c)

any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any property owned by any of the Companies or upon which they carry on business, or the discharge, emission, spill, radiation or disposal by any of them of any Hazardous Material into or upon any Land, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except to the extent arising from the negligence or wilful misconduct of such Indemnitees. The obligations of each Borrower under this Section shall survive the termination of this Agreement.

15.05	Survival of Certain Obligations despite Termination of Agreement

The termination of this Agreement shall not relieve the Borrowers from their obligations to the Agent and the Lenders arising prior to such termination, such as obligations arising as a result of or in connection with any breach of this Agreement, any failure to comply with this Agreement or the inaccuracy of any representations and warranties made or deemed to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein. Without limiting the generality of the foregoing, the obligations of the Borrowers to the Agent and the Lenders arising under or in connection with Sections 15.03 and 15.04 of this Agreement and Section 3.2 of the CBA Model Provisions shall continue in full force and effect despite any termination of this Agreement.

15.06	Interest on Unpaid Costs and Expenses

If any Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on any Advance), it shall pay interest on such unpaid amount from the time such amount is due until paid at the interest rate applicable to Canadian Prime Rate Loans under Facility A.

15.07	Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and given to the applicable addressee by prepaid private courier or by facsimile or electronic mail to its address, facsimile number or email address and to the attention of the officer of the addressee as follows:

(a)	to any Credit Party

96 Mowat Avenue.

Toronto, Ontario

M6k 3M1

Attention: President

Fax no.: (416) 531-1257

Email: dsingh@tucows.com

(b)	Drawdown Requests, Conversion Notices, Rollover Notices and Repayment Notices, to the Agent at the following address:

Bank of Montreal

Agent Bank Services

234 Simcoe Street

Toronto, Ontario

M5T 1T4

Attention: Manager, Agent Bank Services (re Tucows Inc.)

Fax No: 416-598-6218

Email:  BMOCCLO.AgencyToronto@bmo.com

(c)	all other communications to the Agent:

Bank of Montreal

234 Simcoe Street, 3rd Floor

Toronto, Ontario

M5T 1T4

Attention: Kathryn Choi (re Tucows Inc.)

Fax No. 416-598-6320

Email: kathryn.choi@bmo.com

(d)	to any Lender, at its address noted on Exhibit “A” attached hereto.

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by facsimile shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

15.08	Severability

Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.09	Further Assurances

Each Credit Party shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent upon request, acting reasonably, from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

15.10	Time of the Essence

Time shall be of the essence of this Agreement.

15.11	Promotion and Marketing

For the purpose of promotion and marketing each Credit Party hereby authorizes and consents to the reproduction, disclosure and use by the Lenders and the Agent of its name, identifying logo and the Facilities to enable the Lenders to publish promotional “tombstones”, subject to prior review by the Credit Parties. Each Credit Party acknowledges and agrees that the Lenders shall be entitled to determine, in their sole discretion, whether to use such information; that no compensation will be payable by the Lenders or the Agent in connection therewith; and that the Lenders and the Agent shall have no liability whatsoever to it or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

15.12	Amendment and Restatement

This Agreement amends, restates, consolidates and supplements certain provisions of the 2016 Credit Agreement and shall not be considered a novation thereof. Any provision hereof which differs from or is inconsistent with any provision contained the 2016 Credit Agreement shall constitute an amendment thereto, with such amendment being effective as and from the date hereof. The provisions of the 2016 Credit Agreement as amended hereby have been consolidated and restated in this Agreement. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the 2016 Credit Agreement or in any security, agreements, certificates and other documents executed and delivered by or on behalf of any Person in respect thereof or in connection therewith, all of which shall remain in full force and effect except to the extent amended by the provisions of this Agreement. All representations and warranties set out in this Agreement are freshly made on the date hereof. Each Borrower hereby represents, warrants, acknowledges and agrees with the Agent that all Security Documents executed and delivered by it to the Agent prior to the date of this Agreement continues in full force and effect and remains valid and enforceable in accordance with its terms. Any reference to the 2016 Credit Agreement in any Security Document delivered pursuant to the 2016 Credit Agreement shall be a reference to this Agreement.

15.13	Entire Agreement; Waivers and Amendments to be in Writing

This Agreement supersedes all discussion papers, term sheets and other writings which may have been issued by the Agent or the Lenders prior to the date hereof relating to the Facilities, which shall have no force or effect; and this Agreement and any other documents or instruments contemplated herein or therein shall constitute the entire agreement and understanding among the Borrowers, the Lenders and the Agent relating to the subject-matter hereof. Subject to Section 13.01(b), no provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification waiver or termination is sought to be enforced.

15.14	Inconsistencies with Security

To the extent that there is any inconsistency between a provision of this Agreement and a provision of any document constituting part of the Security, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the Security shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the Security imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

15.15	Confidentiality; Public Filing of Agreement

The Credit Parties agree not to publicly disclose any information contained herein, including a copy of this Agreement, except (i) on a confidential basis to their respective officers, directors, employees, accountants, lawyers and other professional advisors; (ii) to any bona fide prospective purchaser of the shares of Tucows Inc. or all or substantially all of the assets of the Companies, provided that such Person executes and delivers a confidentiality agreement in form and substance acceptable to the Companies; and (iii) as may be required pursuant to Applicable Law (including without limitation filing a copy of this Agreement on EDGAR and SEDAR). If any such disclosure is required pursuant to Applicable Law, the Credit Parties will provide at least two (2) Business Days' prior written notice to the Agent before making such disclosure if doing so would not cause any Company to breach Applicable Law, and during such period the Agent and the Lenders acting reasonably may indicate to the Credit Parties which portions of such Loan Documents they wish not be disclosed in order to protect the rights of the Agent and the Lenders to maintain the confidentiality of information which the Agent and the Lenders believe is confidential and proprietary to the Agent and the Lenders. The Credit Parties shall comply with any such request unless such compliance would, in the good faith judgment of the Credit Parties and their legal counsel, contravene Applicable Law. The terms of this Section shall survive the termination of this Agreement.

15.16	Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.17	Execution and Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

15.18	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; “successors” includes any corporation resulting from the amalgamation of any party with any other corporation.

[The balance of this page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

TUCOWS INC. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO	TING FIBER, INC. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO

TUCOWS.COM CO. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO	TING INC. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO

TUCOWS (DELAWARE) INC. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO	TUCOWS (EMERALD), LLC by its sole member, TING FIBER, INC. By:/s/ Michael Cooperman name: Michael Cooperman title: CFO

[signatures continued on next page]

BANK OF MONTREAL, as Administrative Agent By: /s/ Francois Wentzel name: Francois Wentzel title: Managing Director By: /s/ James Di Giacomo name: James Di Giacomo title: Managing Director	BANK OF MONTREAL, as a Lender By: /s/ Aditya Sapru name: Aditya Sapru title: Managing Director By: /s/ Grace Lam name: Grace Lam title: Director

BANK OF MONTREAL, Chicago Branch, as a Lender By: /s/ Randon Gardley name: Randon Gardley title: Vice President	ROYAL BANK OF CANADA, as a Lender By: /s/ Kerry O’Neill name: Kerry O’Neill title: Authorized Signatory

THE BANK OF NOVA SCOTIA, as a Lender By: /s/ Alicia Mair name: Alicia Mair title: Director By: /s/ Angela Bai name: Angela Bai title: Director